Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-172202

PROSPECTUS

UP TO 1,775,000 SHARES OF COMMON STOCK

This prospectus relates to the resale by selling stockholders of 1,775,000 shares of our common stock, $0.001 par value per share.

We are not selling any shares of our common stock in this offering, and as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the selling stockholders.

The selling stockholders may sell common stock from time to time at prices established on the OTCQB Marketplace (the “OTCQB”) or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling stockholders. The selling stockholders may engage brokers, dealers or agents who may receive commissions or discounts from the selling stockholders. We will pay all the expenses incident to the registration of the common stock; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

Our common stock is quoted on the OTCQB under the symbol “STVI.”  On April 22, 2016, the closing bid price of our common stock was $0.13 per share. These prices will fluctuate based on the demand for our common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 25, 2016.

A reference to a swipe is a gesture that a user of The Grade makes when browsing a profile, swiping to the right to signify interest, or to the left to proceed to the next profile. Unless otherwise indicated, metrics for users are based on information that is reported by Facebook and internally-derived metrics for users across all platforms through which our application is accessed. References in this prospectus to users mean those persons who have created a user name and password, and active subscribers means users that have prepaid a subscription fee for current unrestricted communication on the FirstMet application and whose subscription period has not yet expired. The metrics for active subscribers are based on internally-derived metrics across all platforms through which our application is accessed.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment. We have not, and the selling stockholders have not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any applicable prospectus supplement or amendment is accurate only as of the date on its cover page and that any information that is incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholders referred to in this prospectus may offer and sell from time to time up to 1,775,000 shares of our common stock.

Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling shares of our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

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FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “began,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would” and variations of such words and similar expressions are intended to identify such forward-looking statements. All forward-looking statements speak only as of the date on which they are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following:

•	our ability to generate and sustain increased revenue levels and achieve profitability in the future;

•	our ability to meet our current and future debt service obligations;

•	our ability to maintain good relationships with Apple Inc., Facebook, Inc. and Google Inc., our heavy reliance on their platforms and their ability to discontinue, limit or restrict access to their platforms by us or our applications, change their terms and conditions or other policies or features (including restricting methods of collecting payments, sending notifications or placing advertisements), establish more favorable relationships with one or more of our competitors or develop applications or features that compete with our applications;

•	our ability to obtain additional capital or financing to execute our business plan and limitations in the agreements governing our indebtedness related to the incurrence of additional indebtedness;

•	our ability to maintain compliance with the covenants in the agreements governing our indebtedness, including maintaining minimum cash balances;

•	our reliance on our executive officers;

•	the intense competition in the online dating industry;

•	our ability to release new applications or improve upon existing applications and derive revenue therefrom;

•	our ability to offset fees associated with the distribution platforms that host our applications;

•	our reliance on a small percentage of our total users for substantially all of our revenue;

•	our ability to develop, establish and maintain strong brands;

•	our ability to update our applications to respond to the trends and preferences of online dating consumers;

•	our ability to adapt or modify our applications for the international market and derive revenue therefrom;

•	our ability to develop and market new technologies to respond to rapid technological changes;

•	our ability to effectively manage our headcount, including attracting and retaining qualified employees;

•	our ability to generate subscribers through advertising and marketing agreements with third party advertising and marketing providers;

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•	our reliance on third party email service providers for delivery of email campaigns to convert users to subscribers and to retain subscribers;

•	our ability to manage our affiliate marketers’ compliance with internal brand standards or state and federal marketing laws and regulations;

•	our reliance in internal systems to maintain and control marketing expenditures and corresponding return on investments;

•	the effects of interruptions, maintenance or failures of our data center, programming code, servers or technological infrastructure;

•	the effect of security breaches, computer viruses and computer hacking attacks;

•	our ability to comply with laws and regulations regarding privacy and protection of user data;

•	our reliance upon credit card processors and related merchant account approvals;

•	governmental regulation or taxation of the online dating or the Internet industries;

•	the impact of any claim that we have infringed on intellectual property rights of others;

•	our ability to protect our intellectual property rights;

•	the risk that we might be deemed a “dating service” or an “Internet dating service” under various state regulations;

•	the possibility that our users or third parties may be physically or emotionally harmed following interaction with other users; and

•	our ability to manage or mitigate adverse changes in foreign currency exchange rates relating to international bookings.

For a more detailed discussion of these and other factors that may affect our business, see the discussion in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein. We caution that the foregoing list of factors is not exclusive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact our business. We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus, except to the extent required by applicable securities laws.

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PROSPECTUS SUMMARY

This summary highlights selected information about this offering and the information included in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under “Risk Factors” in this prospectus and any accompanying prospectus supplement before making an investment decision. In this prospectus, the terms “Snap Interactive,” the “Company,” “we,” “us” and “our” refer to Snap Interactive, Inc. and its subsidiary on a consolidated basis, unless the context otherwise indicates.

Overview

We operate a portfolio of two dating applications, FirstMet, available through desktop and mobile platforms, and The Grade, which is available through iOS and AndroidTM platforms. We also intend to expand our portfolio through the development of new applications, including a new application based on our existing product platform that we expect will launch in the third quarter of 2016. In March 2016, we completed a rebranding of our dating application “Are You Interested?” (“AYI”) under the name FirstMet. FirstMet offers distinctive features and superior user experience of AYI under a refreshed brand identity.

Our dating applications and the revenues generated therefrom are supported by a large user database of approximately 30 million users. Our management believes that the scale of our user database presents a competitive advantage in the dating industry and can present growth opportunities to build future dating application brands or to commercialize by presenting third party advertising.

FirstMet

We provide a leading online dating application under the FirstMet brand that is native on Facebook, iOS and Android platforms and is also accessible on mobile devices and desktops at FirstMet.com. Our FirstMet application is available to users and active subscribers. FirstMet is extremely scalable and requires limited incremental operational cost to add users, active subscribers or new features catering to additional discrete audiences. FirstMet was the #24 grossing application in the U.S. Lifestyle Category on Apple® App StoreSM in the United States as of March 28, 2016.

The Grade

We also provide an online dating application under The Grade brand that is native on iOS and AndroidTM. The Grade is a mobile application that we launched in November 2014 to pursue our strategy of providing a portfolio of dating and social applications. The Grade is a mobile dating application that holds users accountable to a high standard of behavior by using a proprietary algorithm that assigns letter grades to users ranging from “A+” to “F” based on profile quality, messaging quality and reviews from other users of the application. Users with a grade of “D” receive a warning and instructions on how to improve their grade, while users who fail to improve an “F” grade are at risk of expulsion. By providing user grades and expelling low-quality users who receive an “F” grade, The Grade aims to create a community of high-quality users who are desirable, articulate and responsive.

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The Offering

Common stock offered by the selling stockholders	Up to 1,775,000 shares of common stock.

Selling stockholders	All of the shares of our common stock are being offered by the selling stockholders named herein. See “Selling Stockholders” for more information on the selling stockholders.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Risk factors	See “Risk Factors” beginning on page 3.

Plan of distribution	The selling stockholders named in this prospectus, or their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. For additional information on the methods of sale that may be used by the selling stockholders, see “Plan of Distribution.”

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RISK FACTORS

An investment in our securities involves a high degree of risk.  Before making an investment decision, you should carefully consider the following risk factors. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to happen, the value of our securities could decline significantly and you could lose all or part of your investment.

Risks Relating to Our Business

Our independent registered public accounting firm’s report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to operate in the future.

Our financial statements have been prepared on the basis that we will continue as a going concern. For the year ended December 31, 2015, we incurred a net loss of $1.3 million. As of December 31, 2015, our accumulated deficit was $14.7 million. We expect to continue incurring losses for the foreseeable future and must raise additional capital in order to repay our 12% Senior Secured Convertible Note (the “Note”), which is due on February 13, 2017, and sustain our operations while continuing the longer term efforts contemplated under our business plan. Our ability to raise capital on reasonable terms or at all may be adversely impacted by doubts about our ability to continue as a going concern.

If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. If we become insolvent, investors in our stock may lose the entire value of their investment in our business. The accompanying consolidated financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern. It is not possible for us to predict at this time the potential success of our business.

Our ability to repay our indebtedness is dependent on our ability to generate cash flow from operations, which depends on many factors beyond our control. Any failure to meet our debt obligations could harm our business, financial condition and results of operations.

On February 13, 2015, we issued the Note to Sigma Opportunity Fund II, LLC (“Sigma II”) in the aggregate principal amount of $3,000,000. The Note matures on the earlier of February 13, 2017 or a change of control. Our ability to make payments on and to repay our indebtedness, including the Note, will depend on our ability to generate cash flow from operating activities and other resources in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We may be required to dedicate a substantial portion of our cash flow from operating activities to payments on our indebtedness, including the Note, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes. Although we currently believe that we have sufficient resources to make our required payments on the Note throughout 2016, we believe that our cash flow and capital resources will be insufficient to pay the outstanding balance of the Note when it becomes due in February 2017. In order to repay the Note upon its maturity, we expect that we will need to issue additional equity or debt securities, sell assets or refinance or restructure the Note before it becomes due. These remedies may not be available on commercially reasonable terms, or at all. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness, including the Note, would likely harm our ability to incur additional indebtedness on acceptable terms, if at all. In the future, our cash flow and capital resources may be insufficient for payment of interest on and principal of our indebtedness, including the Note, which could cause us to default on our obligations and could impair our liquidity.

If we cannot make scheduled payments on the Note or repay the Note when it becomes due, we will be in default and Sigma II could declare all outstanding principal and interest on the Note to be immediately due and payable and could foreclose against the assets securing the Note, which could force us into bankruptcy or liquidation. Our inability to generate sufficient cash flows to satisfy our indebtedness, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations.

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The Note contains operating and financial covenants that may prevent us from engaging in transactions that might benefit us, including responding to changing business and economic conditions or securing additional financing, if needed.

The terms of the Note contain customary events of default and covenants that prohibit us and our subsidiary from taking actions without satisfying certain conditions or obtaining the consent of Sigma II. These restrictions, among other things, limit our ability to:

●	incur additional indebtedness;

●	create liens against our assets;

●	amend our Certificate of Incorporation and Amended and Restated By-Laws;

●	make certain repurchases and repayments of our equity and debt securities;

●	make certain payments and distributions;

●	pay dividends;

●	engage in certain issuances of our common stock; and

●	engage in certain transactions with affiliates.

As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from Sigma II and/or amend these covenants. A breach of these covenants could result in an event of default under the Note, which could result in the acceleration of our obligations. If that should occur, we may be unable to repay all of our obligations, which could force us into bankruptcy or liquidation.

We may be unable to repay our current or future indebtedness or make future investments necessary to implement our business strategy.

We cannot provide any assurance that we will be able to raise the necessary capital to repay our current or future indebtedness or make future investments necessary to implement our business strategy, and the failure to do so could have a material adverse effect on our business, financial condition, results of operations and liquidity, on our ability to service our indebtedness and other obligations. In recent years, it has been difficult for certain companies to access capital or other sources of funds. We cannot provide any assurance that conditions will not deteriorate further or that our access to capital and other sources of funding will not become further constrained, which could adversely affect our business, results of operation or financial condition.

To address constraints on our access to capital, we could, among other things, (i) obtain commitments from banks or other lenders to either refinance indebtedness or increase amounts of indebtedness under existing promissory notes, (ii) access the capital markets, or (iii) dispose of assets. As with other public companies, our access to debt and equity capital depends, in part, on the trading prices of our common stock, which, in turn, depend upon market conditions that change from time to time, such as the market’s perception of our financial condition, our growth potential and our current and future earnings. No assurance can be provided that we will be successful in our efforts to gain access to capital. Our failure to meet the market’s expectation with regard to future earnings could impact our ability to access capital or increase our borrowing costs. If we cannot access capital at an acceptable cost or at all, we may be required to sell assets.

We derive a portion of our revenue from the Apple and Google platforms, and if we are unable to maintain a good relationship with Apple Inc. or Google Inc., our business could suffer.

A portion of our revenue, primarily our revenue from mobile platforms, is derived from Apple Inc.’s iOS and Google Inc.’s Android platforms and we believe that we have a good relationship with Apple Inc. and Google Inc.  Any deterioration in our relationship with either Apple Inc. or Google Inc. could materially harm our business, results of operations or financial condition.

We are subject to each of Apple Inc.’s and Google Inc.’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of our applications on their respective storefronts.  Each of Apple Inc. and Google Inc. has broad discretion to change its standard terms and conditions. In addition, these standard terms and conditions can be vague and subject to changing interpretations by Apple Inc. or Google Inc.  In addition, each of Apple Inc. and Google Inc. has the right to prohibit a developer from distributing applications on the storefront if the developer violates the standard terms and conditions.  In the event that either Apple Inc. or Google Inc. ever determines that we are in violation of its standard terms and conditions and prohibits us from distributing our applications on its storefront, it could materially harm our business, results of operations or financial condition.

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We also rely on the continued function of the Apple App Store and the Google PlayTM Store, as a portion of our revenue is derived from these two digital storefronts.  There have been occasions in the past when these digital storefronts were unavailable for short periods of time or where there have been issues with the in-App purchasing functionality from the storefront.  In the event that either the Apple App Store or the Google Play Store is unavailable or if in-App purchasing functionality from the storefront is non-operational for a prolonged period of time, it could have a material adverse effect on our business, results of operations or financial condition.

Our future success is dependent, in part, on the performance and continued service of our executive officers.  Without their continued service, we may be forced to interrupt or eventually cease our operations.

We are dependent to a great extent upon the experience, abilities and continued service of Alexander Harrington, our Chief Executive Officer and Chief Financial Officer, and Clifford Lerner, our President of The Grade and Chairman of the Board of Directors.  The loss of the services of either of Messrs. Harrington or Lerner would substantially affect our business or operations and could have a material adverse effect on our business, results of operations or financial condition.

As an online dating company, we are in the intensely competitive online dating industry and any failure to attract new users and subscribers could diminish or suspend our development and possibly cease our operations.

The online dating industry is highly competitive and has few barriers to entry.  If we are unable to efficiently and effectively attract new users and subscribers as a result of intense competition or a saturated market, we may not be able to continue the development and enhancement of our applications or become profitable on a consistent basis in the future.

Important factors affecting our ability to successfully compete include:

●	our ability to hire and retain talented employees, including technical employees, executives, and marketing experts;

●	competition for acquiring users that could result in increased user acquisition costs;

●	reliance upon the platforms through which our applications are accessed and the platforms’ ability to control our activities on such platforms;

●	our ability to innovate in our ever-changing industry; and

●	our good standing with billing providers and email service providers.

We face substantial competition from online dating websites such as Christianmingle.com, Cupid.com, eHarmony.com, POF.com, Match.com, LLC (“Match.com”) or other IAC/InterActiveCorp. (“IAC”) properties, as well as online dating applications provided by Badoo Trading Limited, IAC, MeetMe, Inc. and Zoosk, Inc. (“Zoosk”). We also face substantial competition from mobile-based applications including Tinder, Happn, Hinge and Bumble.

Many of our current and potential competitors offer similar services, have longer operating histories, significantly greater capital, financial, technical, marketing and other resources and larger user or subscriber bases than we do.  These factors may allow our competitors to more quickly respond to new or emerging technologies and changes in user preferences.  These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive subscription prices that may allow them to build larger user and paying subscriber bases.  Our competitors may develop applications or services that are equal or superior to our applications or that achieve greater market acceptance than our applications.  It is possible that a new product developed by one of our competitors could gain rapid scale at the expense of existing brands through harnessing a new technology or distribution channel, creating a new approach to connecting people or some other means. In addition, new and different types of social networking may also increase in popularity at the expense of online dating.  Moreover, costs for consumers to switch between products in the dating industry are generally low, and consumers have a propensity to try new products to connect with new people. As a result, new entrants and business models are likely to continue to emerge in our industry. These activities could attract users and subscribers away from our application, reduce our market share and have a material adverse effect on our business, results of operations and financial condition.

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We rely on a small portion of our total users for nearly all of our revenue.

Compared to the total number of users in any given period, only a small portion of our users are paying subscribers.  We primarily generate revenue through subscription sales to this small portion of users and secondarily generate revenue through paid advertisements.  Users discontinue the use of our applications in the ordinary course of business and to sustain our revenue levels, we must attract, retain and increase the number of users or more effectively monetize our existing users.  To retain existing users, and particularly those users who are paying subscribers, we must devote significant resources so that our applications retain their interest.  If we fail to grow or sustain the number of our users, or if the rates at which we attract and retain existing users declines or the rate at which users become paying subscribers declines, it could have a material adverse effect on our business, results of operations or financial condition.

As the distribution of FirstMet through application stores increases, we may incur additional fees from the developers of application stores.

As our user base continues to shift to mobile solutions, we increasingly rely on the Apple Inc.’s iOS and Google Inc.’s Android platforms to distribute FirstMet. While FirstMet is free to download from these stores, we offer our users the opportunity to purchase paid memberships and certain premium features through FirstMet. We determine the prices at which these memberships and features are sold and, in exchange for facilitating the purchase of these memberships and features through FirstMet to users who download FirstMet from these stores, we pay Apple Inc. a share (currently 30%) of the revenue we receive from these transactions. In the future, other distribution platforms that we utilize may charge us fees for the distribution of our applications. As the distribution of FirstMet through application stores increases, the amount of fees that we must pay to the developers of these application stores will also increase. Unless we find a way to offset these fees, our business, financial condition and results of operations could be adversely affected.

Because we recognize revenue from subscriptions over the subscription term, downturns or upturns in subscription sales may not be immediately reflected in our results of operations or financial condition.

We recognize subscription revenue from customers monthly over the subscription term, and subscriptions are offered in durations of one-, three-, six- and twelve-month terms. As a result, much of the subscription revenue we report in each period is deferred revenue from subscription agreements entered into during previous periods. Consequently, a decline in new or renewed subscriptions in any one quarter will not necessarily be reflected in the revenue for that quarter and will negatively affect our revenue in future quarters. In addition, we might not be able to immediately adjust our costs and expenses to reflect these reduced revenues. Accordingly, the effect of significant downturns in user acceptance of our applications may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to quickly increase our revenue through additional sales in any period, as revenue from new subscribers must be recognized over the subscription term.

Our business depends on developing, establishing and maintaining strong brands.  If we are unable to maintain and enhance our brands, we may be unable to expand or retain our user and paying subscriber bases.

We believe that developing, establishing and maintaining awareness of our application brands is critical to our efforts to achieve widespread acceptance of our applications and is an important element to expanding our user and subscriber bases. Successful promotion of our application brands will depend largely on the effectiveness of our advertising and marketing efforts and on our ability to provide reliable and useful applications at competitive prices. If paying subscribers do not perceive our applications to be of high quality, or if our applications are not favorably received by users and subscribers, the value of our brands could diminish, thereby decreasing the attractiveness of our applications to users and subscribers.  In addition, advertising and marketing activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brands.  If we fail to successfully promote and maintain our application brands, or incur substantial expenses in unsuccessfully attempting to promote and maintain our brands, we may fail to attract enough new subscribers or retain our existing subscribers to the extent necessary to realize a sufficient return on our advertising and marketing activities, and it could have a material adverse effect on our business, results of operations or financial condition.

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The online dating industry is characterized by rapid technological change and the development enhancements and new applications, and if we fail to keep pace with technological developments or launch new applications, our business may be adversely affected.

The online dating industry is characterized by rapid change and our future success is dependent upon our ability to adopt and innovate. To attract new users and increase revenues from existing users, we need to enhance, add new features to and improve our existing applications and introduce new applications in the future. The success of any enhancements or new features and applications depends on several factors, including timely completion, introduction and market acceptance. For example, we recently launched The Grade, a new online dating application, the commercial success of which has not yet been determined. In addition, we recently completed the rebranding of AYI to FirstMet and we are developing a new application that is expected to be completed in the third quarter of 2016. Building a new brand or product is generally an iterative process that occurs over a meaningful period of time and involves considerable resources and expenditures, and we may expend significant time and resources developing and launching an application that may not result in revenues in the anticipated timeframe or at all, or may not result in revenue growth that is sufficient to offset increased expenses. If we are unable to successfully develop enhancements, new features or new applications to meet user trends and preferences, our business and operating results could be adversely affected.

In addition, our applications are designed to operate on a variety of network, hardware and software platforms using Internet tools and protocols and we need to continuously modify and enhance our applications to keep pace with technological changes. If we are unable to respond in a timely and cost-effective manner, our current and future applications may become less marketable and less competitive or even obsolete.

If we fail to effectively manage our growth or attract and have qualified employees, our business, results of operations or financial condition could be harmed.

As of March 28, 2016, approximately 30% of our employees have been with us for less than one year and approximately 61% of our employees have been with us for less than two years.  As we continue to grow, we must expend significant resources to identify, hire, integrate, develop, motivate and retain a number of qualified employees, including certain highly skilled technical employees.  If we fail to effectively manage our employment needs and successfully integrate our new hires, our ability to launch new applications and enhance or support our existing applications could suffer and it could have a material adverse effect on our business, results of operations or financial condition.

Our business depends in large part upon the availability of cost-effective advertising space through a variety of media and keeping pace with trends in consumer behavior.

We depend upon the availability of advertising space through a variety of media, including third party applications on platforms such as Facebook, to recruit new users and subscribers, generate activity from existing users and subscribers and direct traffic to our application.  Historically, we have had to increase our marketing expenditures in order to attract and retain users and sustain our growth. The availability of advertising space varies, and a shortage of advertising space in any particular media or on any particular platform, or the elimination of a particular medium on which we advertise, could limit our ability to generate new subscribers, generate activity from existing subscribers or direct traffic to our applications, any of which could have a material adverse effect on our business, results of operations and financial condition. In addition, evolving consumer behavior can affect the availability of profitable marketing opportunities. For example, as consumers communicate less via email and more via text messaging and other virtual means, the reach of email campaigns designed to attract new and repeat users (and retain current users) for our applications is adversely impacted. To continue to reach potential users and grow our business, we must devote more of our overall marketing expenditures to newer advertising channels, which may be unproven and undeveloped, and we may not be able to continue to manage and fine-tune our marketing efforts in response to these trends.

Our heavy reliance on Facebook may negatively affect our business.

Facebook is the primary third-party platform on which our applications operate.  During 2015 and 2014, the majority of our subscription revenue was generated from subscribers to FirstMet that were acquired through the Facebook platform and we expect this trend to continue in the foreseeable future.

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We are subject to Facebook, Inc.'s standard terms and conditions for application developers, which govern the development, promotion, distribution, operation and use of our applications on the Facebook platform.  Accordingly, we are subject to numerous risks and uncertainties and our business would be harmed if:

●	Facebook, Inc. discontinues, limits or restricts access to its platform by us or our applications;

●	Facebook, Inc. changes its terms and conditions or other policies and features, including restricting the method of collecting payments through the Facebook platform;

●	Facebook, Inc. establishes more favorable relationships with one or more of our competitors or develops applications or features that compete with our application; or

●	Facebook, Inc. discontinues, limits or restricts our ability to send notifications through the Facebook platform.

If any of these actions occur, they could have a material adverse effect on our business, results of operations or financial condition.

Our applications rely heavily on email campaigns.  We face a risk that any disruptions in or restrictions on the sending or receipt of emails, or any increase in the associated costs could adversely affect our business, results of operations or financial condition.

Our emails are an important driver of our users’ and subscribers’ activities.  We send a large volume of emails to our subscribers notifying them of a variety of activities on our applications, such as new matches.  We face a risk that service providers or email applications may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails to our users and subscribers.  Third parties may also block our emails as spam, impose restrictions on, or start to charge for, the delivery of emails through their email systems.  Without the ability to email these users and subscribers, we may have limited means of promoting new subscriptions and inducing subscribers to return to and use our applications.

In addition, we face the risk that, as consumer habits evolve, usage of email will decline as users focus on communicating through text messages and social networking applications. While we continually work to find new means of communicating and connecting with our members, these new means may not be as effective as email has historically been for us. Due to the importance of email to our business, any disruptions or restrictions on the distribution or receipt of emails or increase in the associated costs or erosion in our ability to communicate with our users via email could have a material adverse effect on our business, results of operations and financial condition.

Any interruption or failure of our data center could impair our ability to effectively provide our application, which could have a material adverse effect on our business, results of operations or financial condition.

Our corporate headquarters and our primary data center are located in New York, New York. While we lease the equipment at our data center, we rent space and bandwidth from a co-located facility. Our applications depend on the continuing operation of our data center and any damage to or failure of our data center could result in interruptions in our services.  Our data center is vulnerable to damage or interruption from break-ins, sabotage, acts of vandalism, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses or cyber-attacks and other unforeseeable events. Any interruption in our service could damage our reputation, cause our users and subscribers to terminate their use of our applications and prevent us from gaining additional business from current or future users and subscribers, which could have a material adverse effect on our business, results of operations or financial condition.

Interruption, maintenance or failure of our programming code, servers or technological infrastructure could hurt our ability to effectively provide our applications, which could damage our reputation and harm our results of operations.

The availability of our applications depend on the continued operation of our programming code, databases, servers and technological infrastructure.  Any damage to, or failure of, our systems could result in interruptions in service for our applications, which could damage our brands and have a material adverse effect on our business, results of operations or financial condition.  Our systems are vulnerable to damage or interruption from terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems.  Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities.

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In addition, from time to time we experience limited periods of server downtime due to maintenance or enhancements. If our applications are unavailable during these periods of downtime or if our users are unable to access our applications within a reasonable amount of time, our business would be adversely affected and the reputation of our brands could be harmed.

Security breaches, computer viruses and computer hacking attacks could harm our business, results of operations or financial condition.

Security breaches, computer malware and computer hacking attacks have become more prevalent in our industry.  Any security breach caused by hacking, including efforts to gain unauthorized access to our applications, servers or websites, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business, financial condition and results of operations.  Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of our applications, servers or website may result in significant expenses, loss of revenue and have a material adverse effect on our business, results of operations or financial condition.

If there are changes in laws or regulations regarding privacy and the protection of user data, or if we fail to comply with such laws or regulations, we may face claims brought against us by regulators or users that could adversely affect our business, results of operations or financial condition.

State, federal and international laws and regulations govern the collection, use, retention, sharing and security of data that we receive from and about our users.  Any failure, or perceived failure, by us to comply with such laws and regulations, including Federal Trade Commission requirements or industry self-regulatory principles, could result in proceedings or actions against us by governmental entities or others, which could potentially have an adverse effect on our business.  As a result of such a failure, or perceived failure, we may be subject to a claim or class-action lawsuit regarding our online services.  The successful assertion of a claim against us, or a regulatory action against us, could result in significant monetary damages, diversion of management resources and require us to make significant payments and incur substantial legal expenses.  Any claims with respect to violation of privacy or misappropriation of user data brought against us may have a material adverse effect on our business, results of operations and financial condition.

We have faced, and we expect that we will continue to face, chargeback liability when our credit card providers resolve chargebacks in favor of their customers. We cannot accurately anticipate the extent of these liabilities, and if not properly addressed, these liabilities could increase our operating expenses or preclude us from accepting certain credit cards as a method of payment, either of which would materially adversely affect our results of operations and financial condition.

We depend on the ability to accept credit and debit card payments from our subscribers and our ability to maintain the good standing of our merchant account with our credit card providers to process subscription payments. In the event that one of our customers initiates a billing dispute and one of our credit card providers resolves the dispute in the customer’s favor, the transaction is normally “charged back” to us and the purchase price is credited or otherwise refunded to the customer.

We have suffered losses and we expect that we will continue to suffer losses as a result of subscriptions placed with fraudulent credit card data, as well as users who chargeback their purchases. Any failure to adequately control fraudulent credit card transactions or keep our chargebacks under an acceptable threshold would result in significantly higher credit card-related costs and, therefore, materially increase our operating expenses.

If government regulation or taxation of the online dating industry increases, it may adversely affect our business, results of operations or financial condition.

We may be subject to additional operating restrictions and government regulations in the future.  Companies engaging in e-commerce, online dating and related businesses face uncertainty related to future government regulation of the Internet.  Due to the rapid growth and widespread use of the Internet, federal and state governments have enacted and are considering various laws and regulations relating to the Internet in areas including, but not limited to, billing practices, privacy, online safety and taxation.  Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear.  The adoption of new laws and regulations could adversely affect the growth, popularity or use of the Internet, including laws limiting Internet neutrality, decreasing the demand for our applications and increase our cost of doing business.  Our business, results of operations or financial condition may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet.  In addition, sales tax for business conducted on the Internet is rapidly being legislated in the various states and abroad.  We may incur substantial liabilities or expenses necessary to comply with these laws and regulations or penalties for any failure to comply.

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If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses, pay substantial damages or royalties and prevent us from offering our applications.

Third parties may claim that our applications infringe or violate their intellectual property rights.  Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using licensed technology that may be fundamental to our applications.  Even if we were to prevail, any litigation regarding intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.  We maintain insurance to protect against intellectual property infringement claims and resulting litigation, but such insurance may not be sufficient to cover all potential claims, liability or expenses. We may also be obligated to indemnify our business partners in any such litigation, which could further exhaust our resources.  Furthermore, as a result of an intellectual property challenge, we may be prevented from offering our applications unless we enter into royalty, license or other agreements.  We may not be able to obtain such agreements at all or on terms acceptable to us, and as a result, we may be precluded from offering our applications and services.

If we are unable to protect our intellectual property rights, we may be unable to compete with competitors developing similar technologies.

Our success and ability to compete are often dependent upon the development of intellectual property for our applications.  While we rely on copyright, trade secret and trademark law to protect our intellectual property, we believe that factors such as the technological and creative skills of our employees, frequent enhancements to our application and reliable maintenance are more essential to establishing superior applications.  There can be no assurance that other persons will not develop intellectual property that is similar or superior to our intellectual property.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology, making it more difficult for us to compete.

We face risks of litigation and regulatory actions if we are deemed a dating service or Internet dating service.

In certain states, companies that provide dating services or Internet dating services are subject to various regulations. Because our applications provide online dating features, we could be exposed to regulation as a dating or Internet dating service.  If we were considered to be a dating service or Internet dating service in any of the jurisdictions in which we operate, we might be required to comply with regulations that would require us to, among other things, provide disclosure regarding our screening practices and warnings on our applications regarding the dangers associated with the use of our applications.  If a legal authority determines that we have provided and are providing dating services or Internet dating services that are regulated by certain states, we could be deemed to be out of compliance with such regulations and could be liable for any damages as a result of our past non-compliance, either of which could have a material adverse effect on our business, financial condition or results of operations.

We face certain risks related to the physical and emotional safety of users and third parties.

We cannot control the actions of our users in their communications or physical actions.  There is a possibility that users or third parties could be physically or emotionally harmed following interaction with another user.  We warn our users that we do not screen other users and, given our lack of physical presence, we do not take any action to ensure personal safety on a meeting between users or subscribers arranged following contact initiated via our applications.  If an unfortunate incident of this nature occurred in a meeting of two people following contact initiated on our applications or that of one of our competitors, any resulting negative publicity could materially and adversely affect us or the online dating industry in general.  Any such incident involving our applications could damage our reputation and our brand, which could have a material adverse effect on our business, results of operations or financial condition.  In addition, the affected users or third parties could initiate legal action against us, which could divert management attention from operations, cause us to incur significant expenses, whether we are successful or not, and damage our reputation.

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We may need additional capital to execute our business plan.  If we do not obtain additional financing, it could have a material adverse effect on our business, results of operations or financial condition.

We might need to raise additional capital or financing through debt or equity offerings to support our expansion, marketing efforts and application development programs in the future.  We might require additional capital or financing to:

●	hire and retain talented employees, including technical employees, executives, and marketing experts;

●	effectuate our long-term growth strategy and expand our application development programs; and

●	market and advertise our applications to attract more paying subscribers.

We may be unable to obtain future capital or financing on favorable terms or at all.  If we cannot obtain additional capital or financing, we will need to reduce, defer or cancel application development programs, planned initiatives, marketing or advertising expenses or costs and expenses.  The failure to obtain additional capital or financing on favorable terms, if at all, could have a material adverse effect on our business, results of operations or financial condition.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and to effectively prevent fraud.  Any inability to provide reliable financial reports or to prevent fraud could harm our business.  The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires management to evaluate and assess the effectiveness of our internal control over financial reporting.  In order to continue to comply with the requirements of the Sarbanes-Oxley Act, we are required to continuously evaluate and, where appropriate, enhance our policies, procedures and internal controls.  If we fail to maintain the adequacy of our internal controls over financial reporting, we could be subject to litigation or regulatory scrutiny and investors could lose confidence in the accuracy and completeness of our financial reports.  We cannot assure you that in the future we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management will conclude that our internal control over financial reporting is effective.  If we fail to fully comply with the requirements of the Sarbanes-Oxley Act, our business may be harmed and our stock price may decline.

Our assessment, testing and evaluation of the design and operating effectiveness of our internal control over financial reporting resulted in our conclusion that as of December 31, 2015 our internal control over financial reporting was not effective, due to the Company’s lack of an independent audit committee.

With respect to the year ended December 31, 2015, under the supervision and with the participation of our management, we conducted an evaluation of the effectiveness of the design and operations of our disclosure controls and procedures.  Based upon this evaluation, our management concluded that our disclosure controls and procedures were not effective as of December 31, 2015.

Risks Related to our Common Stock

Our results of operations are volatile and difficult to predict, and our stock price may decline if we fail to meet the expectations of stockholders.

Our revenue and results of operations could vary significantly from period-to-period and year-to-year and may fail to match our past performance because of a variety of factors, many of which are outside of our control.  Any of these events could cause the market price of our common stock to fluctuate.  Factors that may contribute to the variability of our results of operations include:

●	changes in expectations as to our future financial performance;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships or capital commitments;

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●	market acceptance of our new applications and enhancements to our existing applications;

●	the amount of advertising and marketing that is available and spent on user acquisition campaigns;

●	disruptions in the availability of our applications on third party platforms;

●	actual or perceived violations of privacy obligations and compromises of subscriber data;

●	the entrance of new competitors in our market whether by established companies or the entrance of new companies;

●	additions or departures of key personnel and the cost of attracting and retaining application developers and other software engineers; and

●	general market conditions, including market volatility.

Given the rapidly evolving industry in which we operate, our historical results of operations may not be useful in predicting our future results of operations.  In addition, metrics available from third parties regarding our industry and the performance of our applications may not be indicative of our future financial performance.

Our common stock is usually thinly traded, you may be unable to sell at or near ask prices or at all and the price of our common stock may be volatile.

The shares of our common stock have usually been thinly-traded on the OTCQB Marketplace (the “OTCQB”), meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on stock price.  A broader or more active public trading market for our common stock may not develop or be sustained, and the current trading level of our common stock may not be sustained.  Due to these conditions, you may be unable to sell your common stock at or near ask prices or at all if you desire to sell shares of common stock.

Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so.  The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

Clifford Lerner’s control may prevent you from directing the course of our operations and may affect the price of our common stock.

Clifford Lerner beneficially owned 30,250,000 shares of common stock as of March 28, 2016.  As long as Mr. Lerner beneficially owns more than 50% of our outstanding shares, he will be able to elect our entire Board of Directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise control over our management and operations. This concentration of ownership could result in a reduction in value to the common stock you own because of ineffective voting power, and could delay or prevent us from undergoing a change of control in the future on terms that other stockholders may desire. In addition, the interests of Mr. Lerner and our minority stockholders may not always be the same, and this concentration of voting power may lead to stockholder votes that are inconsistent with the best interests of our minority stockholders or our best interests as a whole.

The issuance of shares upon the exercise of derivative securities may cause immediate and substantial dilution to our existing stockholders.

As of December 31, 2015, we had approximately 39.7 million shares of common stock that were issuable upon the conversion of the Note or upon the exercise of outstanding stock options or warrants. The issuance of shares upon the conversion or exercise, as applicable, of these derivative securities may result in substantial dilution to the equity interest and voting power of holders of our common stock.

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Delaware law and our Certificate of Incorporation and Amended and Restated By-Laws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Under our Certification of Incorporation, our Board of Directors is authorized to issue shares of preferred stock in one or more series and to fix the voting powers, preferences and the qualifications, limitations or restrictions of the preferred stock. Accordingly, we may issue shares of preferred stock with a preference over our common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock. Issuances of preferred stock, depending upon the rights, preferences and designations of the preferred stock, may have the effect of delaying, deterring or preventing a change of control, even if that change of control might benefit our stockholders.

We are also subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

We are not subject to certain corporate governance provisions of the Sarbanes-Oxley Act.

Since our common stock is not listed for trading on a national securities exchange, we are not subject to certain corporate governance requirements established by the national securities exchanges pursuant to the Sarbanes-Oxley Act. These include rules relating to independent directors, director nomination, audit and compensation committees, retention of audit committee financial expert and the adoption of a code of ethics.  Unless we voluntarily elect to fully comply with those obligations, which we have not done to date, the protections that these corporate governance provisions were enacted to provide will not exist with respect to us.  While we may apply to have our securities listed for trading on a national securities exchange in the future, which would require us to fully comply with those obligations, we cannot assure you that we will make such application, that we would be able to satisfy applicable listing standards, or if we did satisfy such standards, that we would be successful in continuing to meet such listing standards.  Even if we were listed on a national securities exchange as a controlled company, we would not be subject to certain corporate governance requirements.

If we fail to remain current on our reporting requirements, we could be removed from the OTCQB, which would limit the ability of broker-dealers to sell our common stock and the ability of stockholders to sell their common stock in the secondary market.

Companies trading on the OTCQB must be reporting issuers under Section 12 of the Exchange Act, and must be current in their filings under the Exchange Act to maintain price quotation privileges on the OTCQB.  If we fail to remain current on our reporting requirements, we could be removed from the OTCQB.  As a result, the liquidity for our common stock could be adversely affected by limiting the ability of broker-dealers to sell our common stock and the ability of stockholders to sell their common stock in the secondary market.

We do not expect to pay dividends and stockholders should not expect to receive dividends.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, stockholders will only realize an economic gain on their investment in our common stock if the price appreciates. Stockholders should not purchase our common stock expecting to receive cash dividends. Because we currently do not pay dividends, and there may be limited trading in our common stock, stockholders may not have any manner to liquidate or receive any payment on their common stock. Therefore, our failure to pay dividends may cause stockholders to not see any return on their common stock even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

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We have incurred and will continue to incur substantial costs as a result of being a reporting company.

We have faced and will continue to face substantial legal, accounting, administrative and other costs as a result of being a publicly reporting company. In addition to the requirements of the Sarbanes-Oxley Act, rules implemented by the SEC and the Public Company Accounting Oversight Board have required changes in the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make legal, accounting and administrative activities more time-consuming and costly. For example, we intend to form an independent audit committee and adopt policies regarding internal control over financial reporting and disclosure controls and procedures. We are also incurring higher costs to obtain directors’ and officers’ insurance than in prior periods. In addition, we may identify and incur additional costs and expenses associated with being a publicly held company.

Sales of substantial amounts of our common stock in the public market, or the perception that they might occur, could reduce the price that our common stock might otherwise attain and may dilute your voting power and your ownership interest in us.

The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our common stock available for sale.

We may issue shares of our common stock or securities convertible into our common stock from time to time in the future in connection with financings, acquisitions, investments or otherwise. Any such issuance could result in ownership dilution to our existing stockholders and cause the trading price of our common stock to decline.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders. All of the net proceeds from the resale of our common stock will go to the selling stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution.”  We have agreed to bear the expenses relating to the registration of the common stock for the selling stockholders.

DETERMINATION OF OFFERING PRICE

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiations between the selling stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

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SELLING STOCKHOLDERS

The common stock being offered for resale by the selling stockholders consists of up to 1,775,000 shares of our common stock.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of April 4, 2011, as updated by information made known to the Company on or prior to March 28, 2016, and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus.  All information with respect to share ownership has been previously furnished by the selling stockholders.

Name	Shares Beneficially Owned Prior to Offering	Shares to be Offered*	Amount Beneficially Owned after Offering	Percentage Beneficially Owned after Offering
Anson Investments Master Fund LP (1)	300,000	300,000	0	0%
Taylor International Fund, Ltd. (2)	125,000	125,000	0	0%
Verition Multi-Strategy Master Fund Ltd. (3)	125,000	125,000	0	0%
Warberg Opportunistic Trading Fund LP (4)	100,000	100,000	0	0%
Brio Capital LP (5)	100,000	100,000	0	0%
Empery Asset Master, Ltd (6)	125,000	125,000	0	0%
Hartz Capital Investments, LLC (7)	125,000	125,000	0	0%
Rockmore Investment Master Fund Ltd (8)	250,000	250,000	0	0%
Highbridge International, LLC (9)	250,000	250,000	0	0%
Iroquois Master Fund Ltd. (10)	175,000	175,000	0	0%
Freestone Advantage Partners, LP (11)	25,000	25,000	0	0%
GCA Strategic Investment Fund Limited (12)	75,000	75,000	0	0%

* This may include shares of common stock sold prior to the date hereof.

(1)	Consisting of 300,000 shares of our common stock issued to Anson Investments Master Fund LP. Moez Kassam is the Portfolio Manager of Anson Investments Master Fund LP and has voting and dispositive power over the shares beneficially owned by Anson Investments Master Fund LP.
(2)	Consisting of 125,000 shares of our common stock issued to Taylor International Fund, Ltd. (“Taylor International”). Taylor Assets Management, Inc. (“Taylor Assets Management”) is the general partner of Taylor International and consequently has voting control over securities held by Taylor International. Robert J. Kirkland, President of Taylor Assets Management, has voting control over Taylor Assets Management. As a result of the foregoing, each of Taylor Assets Management and Robert J. Kirkland may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares of common stock beneficially owned by Taylor International.
(3)	Consisting of 125,000 shares of our common stock issued to Verition Multi-Strategy Master Fund Ltd. Verition Fund Management LLC serves as the investment manager to Verition Multi-Strategy Master Fund Ltd. In such capacity, Verition Fund Management LLC may be deemed to have voting and investment power with respect to the shares held by Verition Multi-Strategy Master Fund Ltd. Nicholas Maounis is currently the managing member of Verition Fund Management LLC and in such capacity may be deemed to have voting and investment power with respect to the shares held by Verition Multi-Strategy Master Fund Ltd. Mr. Maounis disclaims beneficial ownership within the meaning of Rule 16a-1(a)(2) under the Exchange Act in the securities owned by Verition Fund Management LLC except to the extent, if any, of his pecuniary interest therein.
(4)	Consisting of 100,000 shares of our common stock issued to Warberg Opportunistic Trading Fund LP. Jonathon Blumberg is the Manager of Warberg Opportunistic Trading Fund LP and has voting and dispositive power over the shares beneficially owned by Warberg Opportunistic Trading Fund LP.
(5)	Consisting of 100,000 shares of our common stock issued to Brio Capital LP. Shaye Hirsch is the Managing Partner of Brio Capital LP and has voting and dispositive power over the shares beneficially owned by Brio Capital LP.
(6)	Consisting of 125,000 shares of our common stock issued to Empery Asset Master Ltd. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”) has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

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(7)	Consisting of 125,000 shares of our common stock issued to Hartz Capital Investments, LLC. Empery Asset Management LP, the authorized agent of Hartz Capital Investments, LLC (“HCI”) has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.
(8)	Consisting of 250,000 shares of our common stock issued to Rockmore Investment Master Fund Ltd. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”) serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, which invests all of its assets through Rockmore Investment Master Fund Ltd. (“Rockmore Master Fund”). As a result of the foregoing, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund, and Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Brian Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund.
(9)	Consisting of 250,000 shares of our common stock issued to Highbridge International, LLC. Highbridge Capital Management, LLC is the trading manager of Highbridge International, LLC and has voting and dispositive power over the shares beneficially owned by Highbridge International, LLC. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC.
(10)	Consisting of 175,000 shares of our common stock issued to Iroquois Master Fund Ltd. Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.
(11)	Consisting of 25,000 shares of our common stock issued to Freestone Advantage Partners, LP. Downsview is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin, President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held in such account which are being registered hereunder.
(12)	Consisting of 75,000 shares of our common stock issued to GCA Strategic Investment Fund Limited. Lewis N. Lester Sr. is the Director of GCA Strategic Investment Fund Limited and has voting and dispositive power over the shares beneficially owned by GCA Strategic Investment Fund Limited.

To our knowledge, none of the selling stockholders or their beneficial owners:

●	has had a material relationship with us other than as a stockholder at any time within the past three years;

●	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or

●	are broker-dealers or affiliated with broker-dealers.

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PLAN OF DISTRIBUTION

The common stock being offered for resale by the selling stockholders consists of 1,775,000 shares of our common stock originally issued in a private placement that closed on January 19, 2011.

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, the common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our common stock is quoted on the OTCQB under the symbol “STVI.”

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DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of our common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. As of March 28, 2016, 50,017,826 shares of our common stock were issued and outstanding, including 10,325,000 shares of restricted common stock that have been issued but remain subject to forfeiture. No shares of Preferred Stock were issued and outstanding.

(a) Common Stock. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation, as amended, and by-laws, as amended, do not provide for cumulative voting rights in the election of directors. Accordingly, a plurality of the votes cast in any election of directors may elect the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights.

(b) Preferred Stock. Our board of directors has the authority, within the limitations and restrictions in our amended certificate of incorporation, as amended, to issue 10,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights thereof, including, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including voting rights, of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock. We currently do not have plans to issue any shares of preferred stock.

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DESCRIPTION OF BUSINESS

Overview

The Company operates a portfolio of two dating applications, FirstMet, available through desktop and mobile platforms, and The Grade, which is available through iOS and AndroidTM platforms. We also intend to expand our portfolio through the development of new applications, including a new application based on our existing product platform that we expect will launch in the third quarter of 2016. In March 2016, we completed a rebranding of our dating application “Are You Interested?” (“AYI”) under the name FirstMet. FirstMet offers distinctive features and superior user experience of AYI under a refreshed brand identity.

Our dating applications and the revenues generated therefrom are supported by a large user database of approximately 30 million users. Our management believes that the scale of our user database presents a competitive advantage in the dating industry and can present growth opportunities to build future dating application brands or to commercialize by presenting third party advertising.

FirstMet

We provide a leading online dating application under the FirstMet brand that is native on Facebook, iOS and Android platforms and is also accessible on mobile devices and desktops at FirstMet.com. Our FirstMet application is available to users and active subscribers. FirstMet is extremely scalable and requires limited incremental operational cost to add users, active subscribers or new features catering to additional discrete audiences. FirstMet was the #24 grossing application in the U.S. Lifestyle Category on Apple® App StoreSM in the United States as of March 28, 2016.

In March 2016, we completed a rebranding of AYI under the name FirstMet. As a result of devoting our efforts to the rebranding, we decreased our marketing investment in AYI throughout the latter half of 2015 to reserve cash for the planned rebranding to FirstMet, as well as for other growth initiatives.

We believe that the number of active subscribers is directly correlated to our spending on sales and marketing. For the year ended December 31, 2015, our spending on sales and marketing was 5.7% lower than the year ended December 31, 2014, which we believe resulted in a decrease in the number of active subscribers during 2015, as seen in the chart below:

As of March 28, 2016, FirstMet had approximately 82,000 active subscribers, which constituted a 2.4% decrease in active subscribers since December 31, 2014. New subscription transactions for FirstMet for the year ended December 31, 2015 decreased 20% as compared to the same period in 2014. Although the number of active subscribers and new subscription transactions decreased in 2015 compared to 2014, in December 2015, as part of a plan to support the rebranding of AYI to FirstMet, we diverted a portion of our sales and marketing budget from The Grade to FirstMet. As a result, we achieved a 6.3% increase in bookings in December 2015 compared to the prior month and a 3.4% increase in bookings in January 2016 compared to the prior month. We expect that, for the foreseeable future, we will continue to allocate the significant majority of our resources and spending to FirstMet in an effort to increase our operating cash flow by focusing on our revenue-generating application.

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The Grade

We also provide an online dating application under The Grade brand that is native on iOS and AndroidTM. The Grade is a mobile application that we launched in November 2014 to pursue our strategy of providing a portfolio of dating and social applications. The Grade is a mobile dating application that holds users accountable to a high standard of behavior by using a proprietary algorithm that assigns letter grades to users ranging from “A+” to “F” based on profile quality, messaging quality and reviews from other users of the application. Users with a grade of “D” receive a warning and instructions on how to improve their grade, while users who fail to improve an “F” grade are at risk of expulsion. By providing user grades and expelling low-quality users who receive an “F” grade, The Grade aims to create a community of high-quality users who are desirable, articulate and responsive.

The Grade is presently building an audience focusing on the New York metropolitan area as its core market for user adoption. During this introductory growth phase, the application is offered free to users and, apart from testing monetization approaches, there are no immediate plans to monetize The Grade. Our growth strategy for The Grade has been to rely principally on word-of-mouth advertising and public relations campaigns, which has resulted in The Grade appearing in a number of print, television and online media sources during 2015, including a mention on the front page of the Wall Street Journal in October 2015. In addition, as part of our marketing initiatives for The Grade, we appointed Lauren Urasek, author of the book “Popular: The Ups and Downs of Online Dating from the Most Popular Girl in New York City,” as a brand ambassador to The Grade in October 2015, which we believe has helped raise The Grade’s profile and drive user growth. Since its launch through December 31, 2015, The Grade has achieved cumulative user activity of more than 43.3 million swipes.

In December 2015, we began realigning our focus from The Grade to FirstMet. We expect that, for the foreseeable future, we will continue to allocate the significant majority of our resources and spending to FirstMet in an effort to increase our operating cash flow by focusing on our revenue-generating application. As we sustain this lower level of spending on sales and marketing for The Grade, we expect that we may experience a decrease in the number of The Grade’s users and the growth in the cumulative number of swipes may slow over time.

Sources of Competitive Strength

We believe the success of our online dating applications is the direct result of the superior user experience the applications provide. While many online dating applications and websites provide similar functionality, most competitive services require meaningful effort and initiative on the part of the user to make contact with other users.  Our applications are designed to eliminate effort and friction in user-to-user interaction by automating certain aspects of the introductory dialog between users.  As a consequence, we believe our users find our experience more social and enjoyable than many competitive interactive dating services.

Our data-driven business practices also differentiate us from our competitors and provide us with a competitive advantage.  The user engagement of our applications and the propensity of users to subscribe is continually enhanced through constant experimentation.  Our sophisticated A/B testing framework, a framework for comparing two versions of the same application, can support millions of different versions of our applications in parallel in order to test new features and functionality, design changes and changes to our algorithms. We have also developed business processes and human resources dedicated to business intelligence to analyze and interpret A/B test data, with the result that every change we make to our applications produces verifiable benefits, and the user experience and economics of our applications continually improve.

Financial Overview

We generate revenues from subscriptions as well as advertising agreements with third parties. For the years ended December 31, 2015 and 2014, our revenues were $12.0 million and $13.6 million, respectively.  We had net losses of $1.3 million and $1.7 million for the years ended December 31, 2015 and 2014, respectively. As of March 28, 2016, we had 23 employees, all of whom were located in our New York City headquarters.

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Our Applications

FirstMet

FirstMet attracts a demographically and geographically diverse user base, with users in over 180 different countries.  FirstMet is intuitive, and allows users and subscribers to easily find, connect and communicate with each other.  Key features and tools of our FirstMet application include:

Profile Creation

Users can join FirstMet by creating a personal profile that is connected to their email address or by using “Facebook Connect” to create a profile. A FirstMet user with a Facebook profile can easily import information from his or her profile, including photos and interest data. FirstMet profiles are also updated in real time as users add interests on Facebook. Once a profile has been created, FirstMet users are able to browse for potential matches, including other singles with similar interests.  Using this information, FirstMet has designed features around similar interests that improve the online dating experience and, compared to traditional online dating websites, more closely mirrors the way singles traditionally meet offline.  We continually update FirstMet’s feature set with new features to increase user engagement, make users more social and to increase the number of users that are converted to active subscribers.

Browse Function

FirstMet’s game-like “browse” function presents profiles of other users that match user criteria and prompts them to indicate if they are “interested” by either clicking on a “yes” or “skip” button above the profile picture or by sending a message when viewing that user’s profile. Users are notified when another user has clicked “yes” on their profile or if they have received a message from another user. In instances where users select "yes" on another user’s profile, the application automatically introduces the two users, who are likely to have similar interests.

Subscription Benefits

FirstMet operates on a “freemium” model, whereby certain application features are free to all users and other features are only available to paid subscribers. All users are allowed to create a profile, browse, search and view other user’s profiles, send instant messages and send an initial message to any user. Unlimited messaging and other premium features require a paid subscription.

Accessibility

Our easy-to-use mobile interface allows our users to engage with our online dating application from virtually anywhere at any time.  The availability of our online dating application across mobile devices, tablets and personal computers enables our users to move seamlessly between devices, increasing the opportunities for user engagement and real-time interactions.

The Grade

We designed The Grade as a free mobile application that caters to individuals who are dissatisfied with the quality of user interactions on mobile online dating applications. By providing user grades and expelling users who receive a failing “F” grade, the application holds users accountable for their behavior and aims to create a community of desirable, responsive and articulate users. As of March 28, 2016, we had more than 56.5 million swipes by users of The Grade. Some of the key features and tools of The Grade include:

Profile Creation

Users can join The Grade by using “Facebook Connect” to easily create a profile. With the user’s permission, The Grade will obtain certain information from a user’s Facebook profile, including photos and location data. The Grade then displays other users as potential matches based on location, gender and age preferences.

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Browse Function

Once a user creates a profile, The Grade automatically presents the user with potential matches by displaying a profile picture of the potential match along with the user's overall grade. The browse function allows users to indicate whether they “like” a profile by selecting a checkmark or selecting an “X” if they are not interested in the potential match. By scrolling up or down on the profile picture, users can view additional pictures as well as other profile information, including similar interests, common friends, education, religion, ethnicity, “about me” and grades in the three categories - profile quality, messaging and peer reviews. Users are automatically notified when a “match” exists, meaning both users “like” one another’s profile. Once users have been matched, they are allowed to send messages to each other.

Grading System

A user’s overall grade is based on an algorithm that incorporates the grades based on profile quality, messaging and peer-reviews generated from the opinions received from other users. The profile quality grade is based on several factors, including the quantity and quality of a user’s photos, how many optional profile fields are filled out, how often a user’s profile gets “liked” and the length and quality of a user’s “about me” section. The messaging grade uses an algorithm to analyze how often a user responds to messages and how often the user obtains a response back, as well as analyzes messages for grammatical mistakes, spelling errors, use of slang and length, and whether a user’s messages contain inappropriate content. These three categories are combined to create a user’s overall grade, which is visible to other users of the application.

Application Development

Our application development processes are designed to enable us to rapidly and cost effectively develop our online dating applications to meet the expectations and preferences of users and the requirements of the third party platforms through which we offer our applications.  These processes include a sophisticated A/B testing framework that allows us to run a significant number of statistically relevant tests on our applications at any given time.  We can test new features, new functionality, design changes and changes to our proprietary algorithms and compare the results to control groups to see if they would be likely to improve the conversion of users into subscribers.  We have also integrated Splunk Enterprise technology, a data analysis and management tool, into our data analytics and application development processes to provide a real-time granular analysis of user behavior and the ability to “lock-in” features that outperform their relevant control groups.

A significant amount of our logins occur through third party platforms.  We believe we provide value to these third party platforms by: (i) creating and maintaining user engagement on, and integrating with, the platforms; (ii) driving traffic to the platforms to generate advertising revenue for such platforms, including through the placement of advertisements on our online dating applications, and (iii) directly purchasing advertising from these platforms.

In March 2016, we completed a rebranding of AYI under the name FirstMet. We are coupling an aggressive win-back strategy with the launch of FirstMet in order to reactivate dormant AYI users. In addition, we are currently developing a new application based on FirstMet’s platform that is expected to launch in the third quarter of 2016. The new application is planned to have similar functionality to FirstMet but will address a different target audience and will be based on a new brand identity. We expect that we will operate the new application in parallel with FirstMet in order to leverage FirstMet’s user base and cross-sell our users with multiple brands. We believe that FirstMet’s highly scalable infrastructure provides us with a significant competitive advantage, and in the future we expect that we may continue to develop new applications based on FirstMet’s platform that address new audiences. FirstMet is available on mobile and desktop platforms and our new application is planned to be available on mobile and desktop platforms at launch.

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A significant portion of our users continue to access our applications through mobile applications and our application development and support is substantially focused on mobile platforms. We plan to continue development on iPhone, Android and other mobile devices, and on January 13, 2016, we launched The Grade on Apple Watch through iOS.

With our vast amount of data that we have accumulated over several years across multiple platforms, we believe that leveraging this user base and the data therefrom allows us to create an exceptional experience for users looking to meet people with mutual friends or similar interests.

Our Strengths

Since our inception, we have developed and are leveraging the following key strengths of our business model:

●	“Freemium” Online Dating Model. We operate FirstMet on a “freemium” model in which certain application features are free to all users and other features are only available to subscribers. We believe this “freemium” model, when combined with our development of FirstMet as an online dating application, differentiates us from other applications in the online dating industry.

●	Engaging Functionality on a Highly Scalable Platform. We have designed our applications with game-like “browse” functions and other features that prompt interactions between users, which make our applications highly engaging and easy to use. While many online dating applications and websites provide similar functionality, most competitive services require meaningful effort and initiative on the part of the user to make contact with other users. Our applications are designed to eliminate effort and friction in user-to-user interaction by automating certain aspects of the introductory dialogue between users. We have developed many different and popular online dating features for our applications, including the ability to search for potential matches with similar interests on FirstMet and the ability to view a user’s grade on The Grade. Our applications are also extremely scalable and require limited incremental cost to add additional users, create new features catering to additional discrete audiences or to build new applications based on developed feature-sets with new brand identities.

●	Marketing Effectiveness and Data Analytics. We believe that our data analytics and application development processes provide us with a competitive advantage over other online dating websites and applications. Our data analytics provides us with critical visibility into the effectiveness of our sales and marketing expense and allow us to quickly modify such expenditures to create more effective user acquisition campaigns. Our application development processes also include a sophisticated A/B testing framework that allows us to test new features, new functionality, design changes, changes to our proprietary algorithms and compare our results to control groups. These processes provide a real-time granular analysis of user behavior and allow us to modify our applications to increase user engagement and the number of users that convert into paying subscribers.

●	Increased Mobile Penetration. Our easy-to-use mobile dating applications have been designed to acquire users on every platform and allow users to interact with other users from virtually anywhere and at any time. Our applications have been designed to work on small screens and other mobile devices, and allow users to create a profile, interact with other users and pay for subscriptions using their mobile devices. The Grade is only available as a mobile application and our mobile FirstMet application is increasingly being adopted by our users over the desktop application. For example, in December 2015, approximately 55.1% of logins to FirstMet were made through a mobile device as compared to 43.9% of logins to FirstMet in December 2014.

Our Strategy

Our strategy includes the following key components:

●	Increase Our Subscriber Base Through Cost-Effective Advertising. Although we continue to invest in user acquisition campaigns to promote FirstMet and The Grade and increase the number of users and paid subscribers, we decreased our sales and marketing expense in AYI throughout the latter half of 2015 to reserve cash for the rebranding to FirstMet and other growth initiatives. We frequently analyze our sales and marketing expense in an effort to ensure that we optimize our return on investments in these areas.

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●	Increase Our Mobile Presence. We plan to increase the presence of the FirstMet and The Grade applications in the mobile market through improving the mobile user experience, increasing our prominence on the Apple iTunes store and Google Play store and transitioning desktop users to become mobile users. Consistent with this objective, we recently relaunched FirstMet on iOS and Android. In addition, we have created a seamless cross-platform experience that allows new and existing FirstMet users to login to any platform to access their messages, communicate cross-platform with other users and subscribe to access the entire feature set. In January 2016, we launched our application The Grade for Apple Watch. We are also continuing to prioritize initiatives that will improve the rate at which we convert our mobile users into paid subscribers.

●	Introduce New Applications. We plan to develop a portfolio of applications around the core FirstMet application by investing substantial resources to develop and launch new mobile and desktop applications or by developing separate versions of our existing product platform for specific target demographics or geographies. We began to implement this portfolio approach through the launch of The Grade in November 2014, and, as described above, we plan to launch a new application in the third quarter of 2016.

●	Increase Our International Presence. We have begun to prioritize efforts to increase the international presence of the FirstMet application, including by developing localized and translated versions of the FirstMet application for certain international countries. We expect that by localizing and translating the FirstMet application to various international countries, we will increase the number of our users and paid subscribers and will realize higher user conversion and retention rates.

Marketing Strategy

Our current marketing activities aim to raise awareness of the FirstMet and The Grade brands and attract users by promoting the unique content and quality of our applications. We primarily advertise through Internet and mobile advertising and run hundreds of user acquisition campaigns at any given time, targeting various classifications of users.

We acquire a significant number of our users through paid marketing channels. We plan our sales and marketing activities based on our expected return on investment (which we measure based on the profit margin of proceeds from sales and marketing expenditures, divided by sales and marketing expense) and believe that we lead or equal our public company competitors based on our overall revenue yield from sales and marketing expense. Our sales and marketing efficiency continues to be enhanced by constant experimentation and optimizations to increase user engagement and the number of users that are converted to paid subscribers.

Throughout the latter half of 2015, we decreased our marketing investment in AYI to reserve cash for the rebranding to FirstMet in the first quarter of 2016, as well as for other growth initiatives.

As part of the marketing initiatives for The Grade, we appointed Lauren Urasek, author of the book “Popular: The Ups and Downs of Online Dating from the Most Popular Girl in New York City,” as a brand ambassador to The Grade in October 2015, which we believe has helped raise The Grade’s profile and drive user growth. We also market The Grade by, among other things, providing online dating information to the media. During 2015, The Grade was referenced in The Wall Street Journal, Good Morning America, New York Post, USA Today, Fortune, BuzzFeed, ABC News, TIME and People.

In December 2015, as part of a plan to realign our focus from The Grade to FirstMet, we diverted a portion of our sales and marketing budget from The Grade to FirstMet. As a result, we achieved a 6.3% increase in bookings in December 2015 compared to the prior month and a 3.4% increase in bookings in January 2016 compared to the prior month. As we sustain this lower level of sales and marketing for The Grade, we expect that we may experience a decrease in the number of The Grade’s users and the growth in the cumulative number of swipes may slow over time.

Payment Options

Our users have a variety of methods by which to purchase subscriptions to FirstMet.  Users can pay by credit card, electronic check, PayPal, Fortumo or as an in-App purchase through Apple Inc.’s App Store.  Pursuant to Apple Inc.’s terms of service, Apple Inc. retains 30% of the revenue that is generated from sales on our iPhone application through in-App purchases.  Regardless of which payment method is utilized, users may access FirstMet through any of the gateways we offer.

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Competition

We face substantial competition from online dating websites such as Christianmingle.com, Cupid.com, eHarmony.com, POF.com, Match.com or other IAC properties, as well as online dating applications provided by Badoo Trading Limited, IAC, MeetMe, Inc. and Zoosk.  We also face substantial competition from mobile-based applications including Tinder, Happn, Hinge and Bumble. We believe that users often utilize multiple dating websites or applications, and the use of one dating website or application is not necessarily to the exclusion of others. In addition, there are relatively few significant barriers to entry in our industry and, as a result, any organization that has adequate financial resources and technical expertise may become a competitor.

Achieving a critical mass of users is crucial for online dating websites and applications.  As a result of our user base, we believe we are well-positioned to continue as a leader in online dating.  We believe that our user base also allows us to compete favorably in the marketplace with our current and future applications.  Additionally, we seek to offer applications and services that are differentiated in the industry, superior in quality, and more appealing than those of our competitors. Additionally, we believe that we have the tools and expertise to attract new users through Facebook and other sources at a lower cost per subscriber than certain of our traditional online dating competitors.  We also believe that the industry offers substantial room for growth as social networking application platforms and mobile platforms continue to expand as the Internet becomes more of a mainstream method for finding a relationship.

Patent and Trademarks

To establish and protect our proprietary rights, we rely on a combination of trademarks, copyrights, trade secrets, license agreements, patent applications, confidentiality agreements and other contractual rights. We are also pursuing patents related to certain feature sets on the FirstMet application currently under development. We have two registered trademarks in the United States for “Snap Interactive”; three registered trademarks for “Are You Interested?” and variations thereof in the United States, including several pending applications and registrations in other countries; a registered trademark for a question-mark-heart logo in the United States and pending applications for “ayi” and “FirstMet” in the United States.

Governmental Regulations

We are subject to a number of U.S. federal and state laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and being litigated in the courts and could be interpreted in ways that could harm our business.  These laws and regulations may involve user privacy, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation and online payment services.  In particular, we are subject to federal and state laws regarding privacy and protection of user data, which are constantly evolving and can be subject to significant change.  We are also subject to diverse and evolving laws and regulations in other countries in which we operate. The application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly-evolving industry in which we operate.  Because our online dating applications are accessible worldwide and used by residents of some foreign countries, foreign jurisdictions may claim that we must comply with foreign laws, even in jurisdictions in which we have no local business entity, employees or infrastructure.

We are also subject to federal laws and regulations regarding content, privacy and the protection of user data, including The Communications Decency Act of 1996, as amended (“The Communications Decency Act”), The Children’s Online Privacy Protection Act of 1998, as amended, The Digital Millennium Copyright Act, The Electronic Communications Privacy Act of 1986, as amended, the USA PATRIOT Act of 2001, and the Controlling the Assault of Non-Solicited Pornography And Marketing (“CAN-SPAM”) Act of 2003, among others.  The Digital Millennium Copyright Act limits our liability as an online service provider for linking to or hosting third-party content that infringes copyrights.  The Communications Decency Act provides statutory protections to online service providers like us who distribute third-party content.  The Children’s Online Privacy Protection Act restricts the ability of online service providers to collect personal information from children under 13.  Congress, the Federal Trade Commission (“FTC”) and many states have promulgated laws and regulations regarding email advertising, including the CAN-SPAM Act.  Any changes in these laws or judicial interpretations narrowing the protections of these laws may subject us to increased risk, increased costs of compliance, and limits on the operation of certain parts of our business.

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Growing public concern about privacy and the use of personal information may subject us to increased regulatory scrutiny. The FTC has, over the last few years, begun investigating companies that have used personally identifiable information in a deceptive or unfair manner or in violation of a posted privacy policy. If we are accused of violating the terms of our privacy policy or implementing unfair privacy practices, we may be forced to expend significant financial and managerial resources to defend against an FTC enforcement action. Our user database holds the personal information of our users and subscribers residing in the United States and other countries, and we could be sued by those users if any of the information is misappropriated. Any failure by us to adequately protect our users’ privacy and data could also result in loss of user confidence in our online dating applications and services and ultimately in a loss of active subscribers, which could adversely affect our business.

In addition, virtually every U.S. state has passed laws requiring notification to users when there is a security breach for personal data resulting in unauthorized disclosure, many of which are modeled on California’s Information Practices Act. There are a number of legislative proposals pending before the U.S. Congress and various state legislative bodies concerning data protection that could, if adopted, have an adverse effect on our business. We are unable to determine if and when such legislation may be adopted.  Many jurisdictions, including the European Union, have adopted breach notification and other data protection notification laws designed to prevent unauthorized disclosure of personally identifiable information.  The introduction of new privacy and data breach laws and the interpretation of existing privacy and data breach laws in the United States, Europe and other foreign jurisdictions is constantly evolving. There is a risk that new laws may be introduced or existing laws may be applied in a way that would conflict our current data protection practices or prevent the transfer of data between countries in which we operate.

While online personal services are not currently required to verify the age or identity of subscribers, or to run criminal background checks, legislation in this area has been proposed over the last few years in Ohio, Texas, California, Michigan, New Jersey, Florida and Virginia.  Companies that provide personals services are not currently subject to the same type of regulation as companies deemed “dating service” providers.  However, if a court holds that we are legally providing “dating services” as defined in the relevant regulations, we may be required to comply with additional state regulations. Further, Connecticut, New York, Florida, Texas and New Jersey each have enacted laws that require us to display safety warnings and disclosures to users that we do not conduct background checks.

  In addition, rising concern about the use of social networking technologies for illegal conduct may in the future produce legislation or other governmental action that could require changes to our online dating applications or restrict or impose additional costs upon the conduct of our business.  These regulatory and legislative developments, including excessive taxation, may prevent or significantly limit our ability to expand our business.

Employees

As of March 28, 2016, we had 23 employees, all of whom are employed on a full-time basis. We believe that our future success depends in part on our continued ability to hire, assimilate and retain qualified personnel.

Properties

Our principal executive office is located at 320 W 37th Street, 13th Floor, New York, NY 10018.  We currently do not own any real property.  The term of our office lease runs until March 4, 2022. Our monthly office rent payments under the lease are currently approximately $26,000 per month and escalate on an annual basis for each year of the term of the lease thereafter. In addition, we paid a security deposit in the amount of $200,659 on our office lease.

Legal Proceedings

There are no material pending legal proceedings to which we are a party or of which any of our property is the subject.

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MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER
PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is quoted on the OTCQB under the symbol “STVI.” The following table sets forth the range of the quarterly high and low bid price information for the fiscal quarters indicated below as reported by the OTCQB.

	High Bid* ($)	Low Bid* ($)
2016
First Quarter	$0.15	$0.02

2015
Fourth Quarter	$0.17	$0.06
Third Quarter	0.21	0.10
Second Quarter	0.25	0.15
First Quarter	0.25	0.16

2014
Fourth Quarter	$0.36	$0.18
Third Quarter	0.37	0.24
Second Quarter	0.40	0.25
First Quarter	0.51	0.27

* The over-the-counter market quotations of the bid prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control.  In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Holders

As of March 28, 2016, there were approximately 26 holders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or street name through various brokerage firms.

Dividend Policy

We have never declared or paid dividends on our common stock. We do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to declare dividends will be subject to the discretion of our Board of Directors and will depend on various factors, including applicable Delaware law, future earnings, capital requirements, results of operations and any other relevant factors. In general, as a Delaware corporation, we may pay dividends out of surplus capital or, if there is no surplus capital, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Pursuant to the terms of the Note that we issued to Sigma II on February 13, 2015, we are restricted from paying cash dividends on our common stock without first obtaining Sigma II’s prior written consent.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity, and certain other factors that may affect our future results.  The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and the accompanying notes thereto included in “Financial Statements and Supplementary Data.”

Forward-Looking Statements

In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Forward-Looking Statements.”  Our results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” herein.

Overview

The Company operates a portfolio of two dating applications, FirstMet, available through desktop and mobile platforms, and The Grade, which is available through iOS and Android platforms. We also intend to expand our portfolio through the development of new applications, including a new application based on our existing product platform that we expect will launch in the third quarter of 2016. In March 2016, we completed a rebranding of our dating application “Are You Interested?” (“AYI”) under the name FirstMet. FirstMet offers the unique features and superior user experience of AYI under a refreshed brand identity.

Our dating applications and the revenues generated therefrom are supported by a large user database of approximately 30 million users. Our management believes that the scale of our user database presents a competitive advantage in the dating industry and can present growth opportunities to build future dating application brands or to commercialize by presenting third party advertising.

During 2015, a substantial amount of our resources were devoted to supporting the growth of The Grade, which has been offered to users for free since its launch in 2014. We currently have no plans to monetize The Grade, and during December 2015, we began concentrating resources on the upcoming rebranding of AYI to FirstMet in an effort to support FirstMet’s growth and increase our operating cash flow by focusing on our revenue-generating application. As a result, we achieved a 6.3% increase in bookings in December 2015 compared to the prior month and a 3.4% increase in bookings in January 2016 compared to the prior month. We expect that, for the foreseeable future, we will continue to allocate the significant majority of our resources and spending on FirstMet. As we sustain this lower level of spending on sales and marketing for The Grade, we expect that we may experience a decrease in the number of The Grade’s users and the growth in the cumulative number of swipes may slow over time.

Significant Developments

Appointment of Chief Executive Officer and President of The Grade

Effective October 13, 2015, we appointed Alexander Harrington as the Company’s Chief Executive Officer and Clifford Lerner as the Company’s President of The Grade. Mr. Harrington previously served as the Company’s Chief Operating Officer and Chief Financial Officer since March 2014 and will retain the role of Chief Financial Officer in connection with the transition. Mr. Lerner previously served as the Company’s President and Chief Executive Officer since the Company’s founding in 2005. Each of Messrs. Harrington and Lerner will continue to serve as members of our Board of Directors. In connection with Mr. Harrington’s and Mr. Lerner’s appointments, the Company amended its employment agreements with each of Mr. Harrington and Mr. Lerner to update the description of such individual’s positions with, and responsibilities to, the Company.

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Strategic Review

In 2015, we initiated a strategic review process to identify ways to unlock shareholder value. As a result, we developed a new company strategy centered around the proactive commercialization of our 30 million user database via the development of a portfolio of products that are cross-sold to our users. In connection with this strategy, we recently completed the rebranding of AYI to FirstMet. We are also exploring opportunities to expand our portfolio through the development of new applications and plan to launch a new application based on our existing product platform in the third quarter of 2016.

Appointment of Independent Board Members

On May 22, 2015, our Board of Directors increased the size of our Board of Directors from two to three members and appointed Steven Fox, DDS, as the first independent member of our Board of Directors. On December 11, 2015, we appointed Neil Foster as the second independent member of our Board of Directors. In addition, on March 3, 2016 we appointed Judy F. Krandel to our Board of Directors and further increased the size of our Board of Directors to five members. Dr. Fox, Mr. Foster and Ms. Krandel will initially serve as directors until our annual meeting of stockholders in 2016.

Financing

On February 13, 2015, we closed a private placement of debt and equity securities for aggregate gross proceeds of $3,000,000, pursuant to which we issued Sigma Opportunity Fund II, LLC (“Sigma II”) the following securities: (i) 350,000 shares of our common stock, (ii) a 12% Senior Secured Convertible Note (the “Note”) in the aggregate principal amount of $3,000,000 and (iii) a warrant to purchase up to 10,500,000 shares of our common stock. The warrant has an exercise price of $0.35 per share, subject to certain adjustments, and expires on the earlier of February 13, 2020 or a change in control.

Simultaneously with the closing of the private placement, we entered into an advisory services agreement with Sigma Capital Advisors, LLC (“Sigma”) pursuant to which Sigma agreed to provide us with certain advisory and consulting services. As consideration for these services, we issued Sigma 150,000 shares of our common stock and a warrant to purchase up to 4,500,000 shares of our common stock. The warrant has an exercise price of $0.35 per share, subject to certain adjustments, and expires on the earlier of February 13, 2020 and a change in control. As long as the Note remains outstanding, we agreed to pay Sigma a monthly advisory fee of $10,000, up to an aggregate limit of $240,000, subject to certain exceptions. As of December 31, 2015, we had paid Sigma $110,000 in advisory fees.

The Note bears interest at a rate of 12% per annum and matures on the earlier of February 13, 2017 or a change in control. During any time while the Note is outstanding, the outstanding principal balance of the Note, together with all accrued and unpaid interest, is convertible into shares of our common stock at the option of Sigma II at a conversion price of $0.20 per share, subject to certain adjustments. Our obligations under the Note are secured by a first priority lien on all of our assets and property. The Note is secured by up to 65% of the outstanding capital stock and other equity interests of Snap Mobile Limited, our wholly owned subsidiary. Snap Mobile Limited is also a guarantor of the Note.

We have used and will continue to use the proceeds from the private placement for general corporate purposes, which may include, among other things, capital expenditures, working capital and repayment or refinancing of existing indebtedness.

Operational Highlights and Objectives

During the year ended December 31, 2015, we executed key components of our objectives:

●	appointed two independent directors to our Board of Directors;

●	reactivated approximately 2 million inactive users from the AYI database, principally via targeted email campaigns;

●	reduced operating expenses by $1.9 million compared to the year ended December 31, 2014; and

●	increased user activity on The Grade, our new mobile dating application, exceeding a milestone of 43 million swipes.

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In addition, in the portion of 2016 that has already transpired, we accomplished the following objectives:

●	appointed a third independent director to our Board of Directors;

●	relaunched our foundational product AYI under the new brand FirstMet; and

●	rebuilt and re-introduced our iPhone and Android mobile apps, with the goal of reducing the cost of innovation on mobile platforms.

For the near term, our business objectives include:

●	launching a new dating product leveraging our existing product platform and the strength of our user database;

●	continuing to grow and improve our mobile platforms;

●	reengaging more inactive users in our large user database; and

●	driving more international growth through foreign language translations of our apps.

Sources of Revenue

FirstMet operates on a “freemium” model, whereby certain application features are free to all users and other features are only available to paid subscribers. We generate revenue primarily when users purchase a subscription to obtain unlimited messaging and certain other premium features. We also generate a small portion of our revenue through advertisements and micro-transactions that allow users to access other premium features on our FirstMet application.

Currently, while The Grade is building its user community, it is offered for free to users. Apart from testing monetization approaches, we have no immediate plans to introduce a means of generating revenue from The Grade.

Subscription. We provide FirstMet users with the opportunity to purchase a subscription that provides for unlimited messaging and other premium features for the length of the subscription term. We believe that FirstMet users choose to become paid subscribers to communicate freely with potential matches and to enhance the online dating experience.

The majority of our revenue is generated from FirstMet subscriptions originating through the Facebook platform, and a significant amount of our revenue is generated from subscriptions through mobile platforms.

Our users have a variety of methods by which to purchase subscriptions to FirstMet.  Users can pay by credit card, electronic check, PayPal, Fortumo or as an in-App purchase through Apple Inc.’s App Store.  Pursuant to Apple Inc.’s terms of service, Apple Inc. retains 30% of the revenue that is generated from sales on our iPhone application through in-App purchases.

We recognize revenue from monthly FirstMet premium subscription fees in the month in which the services are provided during the subscription term.

Micro-transactions. Micro-transactions allow users to increase the visibility of their profile and messages on FirstMet by paying for such services. In addition, micro-transactions include activation fees for new subscriptions. While micro-transactions are not currently a significant driver of revenue, we believe that such micro-transactions increase user engagement with the application and the likelihood that users will become a paid subscriber. Revenue from micro-transactions is recognized over a two-month period.

Advertising. Our advertising revenue derived from FirstMet primarily consists of revenue from display ads. We generally reported our advertising revenue net of amounts due to agencies, brokers and counterparties. We recognize advertising revenue as earned on a click-through, impression, registration or subscription basis. When a user clicks an advertisement (CPC basis), views an advertisement impression (CPM basis), registers for an external website via an advertisement clicks on or through our application (CPA basis), or clicks on an offer to subscribe to premium features on our application, the contract amount is recognized as revenue.

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Costs and Expenses

Cost of revenue.  Cost of revenue consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in data center and customer care functions, credit card processing fees, hosting fees, and data center rent and bandwidth costs.

Sales and marketing expense. Sales and marketing expense consists primarily of advertising expenditures and compensation (including stock-based compensation) and other employee-related costs for personnel engaged in sales, and sales support functions. Advertising and promotional spend includes online marketing, including fees paid to search engines, and offline marketing, which is primarily partner-related payments to those who direct traffic to our brands. We plan to continue to expand sales and marketing efforts to attract new users, retain existing users and increase sales to both new and existing users.

Product development expense. Product development expense consists primarily of compensation (including stock-based compensation) and other employee-related costs that are not capitalized for personnel engaged in the design, development, testing and enhancement of product offerings and related technology.

General and administrative.  General and administrative expense consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in executive management, finance, legal, tax, human resources and facilities costs and fees for other professional services.

Non-Operating Expenses

Change in fair value of derivative securities.  The conversion feature in our outstanding Note, our outstanding warrants and certain interest make-whole instruments are considered derivative instruments that require liability classification and marked-to-market accounting.  Our derivative liability is marked-to-market at the end of each reporting period on our Consolidated Balance Sheets, with the changes in fair value reported in earnings on our Consolidated Statements of Operations. We have included the marked-to-market adjustment on derivative liability as a non-operating expense as we do not believe that it is indicative of our core operating results.

We use a custom model that, at each measurement date, calculates the fair value of the derivative liability using a Monte-Carlo style simulation that uses the following assumptions at each valuation date:  (i) closing common stock price, (ii) contractual exercise price, (iii) remaining contractual term, (iv) historical volatility of the common stock price, (v) an adjusted volatility that incorporates a 10% incremental discount rate premium (a reduction of the volatility estimate) to reflect the lack of marketability of the conversion feature in the Note and our outstanding warrants, (vi) risk-free interest rates that are commensurate with the term of the conversion feature in the Note and our outstanding warrants and (vii) management assessment of the probability of a change of control at various price points.

An increase or decrease in the fair value of the derivative liability will decrease or increase the amount of our earnings, respectively, separate from income or loss from operations.  The primary cause of the change in the fair value of the derivative liability is the value of our common stock. If our common stock price increases, the value of these derivatives will generally increase and if our common stock price decreases, the value of these derivatives will generally decrease.

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Key Metrics

Our management relies on certain non-GAAP and/or unaudited performance indicators to manage and evaluate our business.  The key performance indicators set forth below help us evaluate growth trends, establish budgets, measure the effectiveness of our advertising and marketing efforts and assess operational efficiencies.  We also discuss net cash used in operating activities under the ‟Results of Operations” and ‟Liquidity and Capital Resources” sections below. Active subscribers, bookings and Adjusted EBITDA are discussed below.

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Active subscribers (at period end)	84,000	100,700	84,000	100,700
Bookings	$2,421,890	$3,090,652	$11,122,060	$12,894,316
Net cash provided by (used in) operating activities	$(25,582)	$220,659	$(1,211,919)	$(167,574)
Net loss	$(359,041)	$(247,553)	$(1,297,852)	$(1,657,877)
Adjusted EBITDA	$91,192	$969	$(66,313)	$(521,842)
Adjusted EBITDA as percentage of total revenues	3.4%	0.0%	(0.6)%	(3.8)%

The following table presents recent monthly bookings:

	Months Ended
	November	December	January
	2015	2015	2016
Bookings	$773,648	$822,526	$850,620

Active Subscribers

We believe that the number of active subscribers is a key operating metric to assess the potential of the recurring revenue stream of the FirstMet application. "Active subscribers" means current users that have prepaid a subscription fee for current access to the FirstMet application and whose subscription period has not yet expired. We plan to increase this metric by building a recognizable brand and increasing user engagement on FirstMet through the development of a superior feature set.

Bookings

Bookings is a financial measure representing the aggregate dollar value of subscription fees and micro-transactions received during the period but is not a financial measure that is calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).  We calculate bookings as subscription revenue recognized during the period plus the change in deferred subscription revenue recognized during the period.  We record subscription revenue from subscription fees and micro-transactions as deferred subscription revenue and then recognize that revenue ratably over the length of the subscription term.  Our management uses bookings internally in analyzing our financial results to assess operational performance and to assess the effectiveness of, and plan future, user acquisition campaigns.  We believe that this non-GAAP financial measure is useful in evaluating our business because we believe, as compared to subscription revenue, it is a better indicator of the subscription activity in a given period.  We believe that both management and investors benefit from referring to bookings in assessing our performance and when planning, forecasting and analyzing future periods.

While the factors that affect bookings and subscription revenue are generally the same, certain factors may affect subscription revenue more or less than such factors affect bookings in any period.  While we believe that bookings is useful in evaluating our business, it should be considered as supplemental in nature and it is not meant to be a substitute for subscription revenue recognized in accordance with GAAP.

The following table presents a reconciliation of subscription revenue to bookings for each of the periods presented:

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Reconciliation of Subscription Revenue to Bookings
Subscription revenue	$2,571,374	$3,239,666	$11,568,273	$12,769,012
Change in deferred subscription revenue	(149,484)	(149,014)	(446,213)	125,304
Bookings	$2,421,890	$3,090,652	$11,122,060	$12,894,316

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	Months Ended
	November	December	January
	2015	2015	2016
Reconciliation of Subscription Revenue to Bookings
Subscription revenue	$844,268	$866,165	$865,896
Change in deferred subscription revenue	(70,620)	(43,639)	(15,276)
Bookings	$773,648	$822,526	$850,620

Limitations of Bookings

Some limitations of bookings as a financial measure include that:

●	bookings does not reflect that we recognize subscription revenue from subscription fees and micro-transactions over the length of the subscription term or a two-month period, respectively; and

●	other companies, including companies in our industry, may calculate bookings differently or choose not to calculate bookings at all, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider bookings along with other financial performance measures, including total revenues, subscription revenue, deferred subscription revenue, net loss and our financial results presented in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as net loss adjusted to exclude interest income (expense), net, depreciation and amortization expense, gain (loss) on change in fair value of derivative liabilities, loss on disposal of fixed assets and stock-based compensation expense.

We present Adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to develop short- and long-term operational plans, and to allocate resources to expand our business. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the cash operating income generated by our business. We believe that Adjusted EBITDA is useful to investors and others to understand and evaluate our operating results and it allows for a more meaningful comparison between our performance and that of competitors.

Limitations of Adjusted EBITDA

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this performance measure in isolation from or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect cash capital expenditures for assets underlying depreciation and amortization expense that may need to be replaced or for new capital expenditures;

●	Adjusted EBITDA does not reflect our working capital requirements;

●	Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation;

●	Adjusted EBITDA does not reflect interest expense or interest payments on our outstanding indebtedness;

●	Adjusted EBITDA does not reflect the change in fair value of warrants; and

●	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

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Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results. The following table presents a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
Reconciliation of Net loss to Adjusted EBITDA:
Net loss	$(359,040)	$(247,553)	$(1,297,852)	$(1,657,877)
Interest expense, net	437,954	15,763	1,538,320	30,900
Depreciation and amortization expense	35,578	51,534	167,161	181,675
Change in fair value of derivative liabilities	(360,000)	(70,275)	(1,640,000)	(117,125)
Loss on disposal of fixed assets	-	-	79,628	-
Stock-based compensation expense	336,700	251,500	1,086,430	1,040,585
Adjusted EBITDA	$91,192	$969	$(66,313)	$(521,842)

Results of Operations

The following table sets forth Consolidated Statements of Operations data for each of the periods indicated as a percentage of total revenues:

	Years Ended
	December 31,
	2015	2014
Total revenue	100.0%	100.0%
Costs and expenses:
Cost of revenue	14.2%	13.7%
Sales and marketing expense	45.0%	42.4%
Product development expense	17.5%	21.6%
General and administrative expense	34.9%	35.2%
Total costs and expenses	111.6%	112.9%
Loss from operations	(11.6)%	(12.9)%
Interest expense, net	(12.8)%	(0.2)%
Change in fair value of derivative liabilities	13.6%	0.9%
Total other income	(10.8)%	(12.2)%
Net loss	(10.8)%	(12.2)%

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Revenues

Revenues decreased to $12,021,030 for the year ended December 31, 2015, from $13,558,690 for the year ended December 31, 2014. The decrease is mainly driven by a decrease in subscription revenue primarily as a result of a decreased number of new international transactions and a decrease in the number of active subscribers.

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The following table sets forth our subscription revenue, advertising revenue and total revenues for the year ended December 31, 2015 and the year ended December 31, 2014, the decrease between those periods, the percentage decrease between those periods, and the percentage of total revenue that each represented for those periods:

					% Revenue
	Years Ended				Years Ended
	December 31,			%	December 31,
	2015	2014	Decrease	Decrease	2015	2014
Subscription revenue	$11,568,273	$12,769,012	$(1,200,739)	(9.4)%	96.2%	94.2%
Advertising revenue	452,757	789,678	(336,921)	(42.7)%	3.8%	5.8%
Total revenues	$12,021,030	$13,558,690	$(1,537,660)	(11.3)%	100.0%	100.0%

Subscription - Our subscription revenue for the year ended December 31, 2015 decreased by $1,200,739, or 9.4%, as compared to the year ended December 31, 2014.  This decrease in subscription revenue for the year ended December 31, 2015 was primarily due to a decrease in new transaction volume. This was driven in part by a decrease in sales and marketing expense of 5.7% in 2015 as compared to 2014. In addition, revenue was negatively affected by an effective decrease in foreign currency exchange of 13% in 2015 as compared to 2014. Bookings was $680 thousand lower based on weighted average 2015 currency exchange rates versus the amount that would have been generated using weighted average 2014 exchange rates, resulting in a decrease of 5.6%. Subscription revenue as a percentage of total revenue was 96.2% for the year ended December 31, 2015, as compared to 94.2% for the year ended December 31, 2014.

Advertising - Our advertising revenue for the year ended December 31, 2015 decreased by $336,921, or 42.7%, as compared to the year ended December 31, 2014.  The decrease in advertising revenue primarily resulted from the termination of our Business Development Agreement with Match.com in August 2014, offset by revenue generated from arrangements with multiple advertising partners that we entered into during 2015. Advertising revenue as a percentage of total revenue was 3.8% for the year ended December 31, 2015, as compared to 5.8% for the year ended December 31, 2014.

Costs and Expenses

Total costs and expenses for the year ended December 31, 2015 reflect a decrease in costs and expenses of $1,882,230, or 12.3%, as compared to the year ended December 31, 2014. The following table presents our costs and expenses for the year ended December 31, 2015 and 2014, the increase or decrease between those periods and the percentage increase or decrease between those periods:

	Years Ended
	December 31,			%
	2015	2014	Decrease	Decrease
Cost of revenue	$1,702,321	$1,860,727	$(158,406)	(8.5)%
Sales and marketing expense	5,414,563	5,742,935	(328,372)	(5.7)%
Product development expense	2,103,300	2,926,802	(823,502)	(28.1)%
General and administrative expense	4,200,378	4,772,328	(571,950)	(12.0)%
Total costs and expenses	$13,420,562	$15,302,792	$(1,882,230)	(12.3)%

Cost of revenue - Our cost of revenue for the year ended December 31, 2015 decreased by $158,406, or 8.5%, as compared to the year ended December 31, 2014.  The decrease in this expense for the year ended December 31, 2015 was primarily driven by reduced headcount and the capitalization of server equipment. Cost of revenue as a percentage of total revenues was 14.2% for the year ended December 31, 2015, as compared to 13.7% for the year ended December 31, 2014.

Sales and marketing expense - Our sales and marketing expense for the year ended December 31, 2015, decreased by $328,372, or 5.7%, as compared to the year ended December 31, 2014.  The decrease in sales and marketing expense for the year ended December 31, 2015 was primarily driven by reduced headcount and lower volume of user acquisition campaigns as compared to the comparable period in 2014. Sales and marketing expense as a percentage of total revenues was 45.0% for the year ended December 31, 2015, as compared to 42.4% for the year ended December 31, 2014. For the year ended December 31, 2015, advertising expense for FirstMet and The Grade was $4,866,392 and $183,102, respectively. For the year ended December 31, 2014, advertising expense for FirstMet and The Grade was $5,143,795 and $14,208, respectively.

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Product development expense - Our product development expense for the year ended December 31, 2015 decreased by $823,502, or 28.1%, as compared to the year ended December 31, 2015.  The decrease in product development expense for the year ended December 31, 2015 was primarily due to reduced headcount. Product development expense as a percentage of total revenues were 17.5% for the year ended December 31, 2015, as compared to 21.6% for the year ended December 31, 2014.

General and administrative expense - Our general and administrative expense for the year ended December 31, 2015 decreased by $571,950, or 12.0%, as compared to the year ended December 31, 2014.  The decrease in general and administrative expense for the year ended December 31, 2015 was primarily driven by lower fixed asset depreciation, a decrease in accounting and legal fees and reduced headcount. General and administrative expense as a percentage of total revenues was 34.9% for the year ended December 31, 2015, as compared to 35.2% for the year ended December 31, 2014.

Non-Operating Income

The following table presents the components of non-operating income for the year ended December 31, 2015 and the year ended December 31, 2014, the increase or decrease between those periods and the percentage increase or decrease between those periods:

	Years Ended
	December 31,			%
	2015	2014	Increase	Increase
Interest expense, net	$(1,538,320)	$(30,900)	$1,507,420	4,878.4%
Gain on change in fair value of derivative liabilities	1,640,000	117,125	1,522,875	1,300.2%
Total non-operating income	$101,680	$86,225	$15,455	17.9%

Interest expense, net

Interest expense, net for the year ended December 31, 2015 was $1,538,320, a net increase of $1,507,420, or 4,878.4%, as compared to $(30,900) for the year ended December 31, 2014.  The interest expense represents the amortization of debt discount and debt issuance cost relating to the issuance of the Note, along with the contractual interest incurred on the Note. Interest expense, net represented (12.8)% and (0.2)% of total revenues for the year ended December 31, 2015 and 2014, respectively.

Change in fair value of derivative liabilities

Our derivative liability is marked-to-market in each reporting period, with changes in fair value reported in earnings. The marked-to-market gain of $1,640,000 for the year ended December 31, 2015 and $117,125 for the year ended December 31, 2014 represented the changes in fair value of the derivative liability during those periods. The gain on change in fair value of derivative liabilities represented 13.6% and 0.9% of total revenues for year ended December 31, 2015 and 2014, respectively.

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Liquidity and Capital Resources

	Years Ended
	December 31,
	2015	2014
Consolidated Statements of Cash Flows Data:
Net cash used in operating activities	$(1,211,919)	$(167,574)
Net cash used in investing activities	(17,638)	(11,685)
Net cash provided by financing activities	2,222,434	390,292
Net increase in cash and cash equivalents	$992,877	$211,033

We have historically financed our operations through cash generated from debt and equity offerings, cash provided from operations and promissory notes from investors. We are continuously evaluating and implementing cost reduction initiatives to manage the expense of our operations, and our cost reduction initiatives in 2015 included reductions in our workforce and reductions in our sales and marketing expense.

A significant portion of our expenses are related to user acquisition costs. Our advertising and marketing expenses are primarily spent on channels where we can estimate the return on investment without long-term commitments. Accordingly, we can adjust our advertising and marketing expenditures quickly based on the expected return on investment, which provides flexibility and enables us to manage our advertising and marketing expense.

As of December 31, 2015, we had $2,131,262 in cash and cash equivalents, as compared to cash and cash equivalents of $1,138,385 as of December 31, 2014.  Historically, our working capital has been generated through operations and equity offerings. If we grow and expand our operations, our need for working capital will increase. We intend to finance our business and growth with cash on hand, cash provided from operations, borrowings, debt or equity offerings, or some combination thereof.

We have also incurred debt as a means of generating liquidity. During the year ended December 31, 2015, we repaid in full two promissory notes in the aggregate principal amount of $400,000. As of December 31, 2015, the outstanding principal amount of our debt was $3,000,000, which consisted entirely of the Note, which is discussed in more detail below.

Sigma II Note

On February 13, 2015, we issued the Note in the aggregate principal amount of $3,000,000 to Sigma II in a private placement. The Note bears interest at a rate of 12% per annum and matures on the earlier of February 13, 2017 or a change in control. During any time while the Note is outstanding, the outstanding principal balance of the Note, together with all accrued and unpaid interest, is convertible into shares of our common stock at the option of Sigma II at a conversion price of $0.20 per share, subject to certain adjustments. The Note requires us to maintain an aggregate cash balance of $1,350,000 million in our bank accounts or we will be required to make partial prepayments on the Note. If we fail to maintain this aggregate cash balance in our bank accounts for a thirty day period, we are required to make a $125,000 prepayment on the Note. For each subsequent calendar month that the aggregate cash balance in our bank accounts does not equal or exceed $1,500,000 million, we must make an additional $125,000 prepayment on the Note. Our obligations under the Note are secured by a first priority lien on all of our assets and property. The Note is secured by up to 65% of the outstanding capital stock and other equity interests of Snap Mobile Limited, our wholly owned subsidiary. Snap Mobile Limited is also a guarantor of the Note. We have and will continue to use the proceeds from the private placement for general corporate purposes, including working capital. Contractual interest expense under the Note incurred for the year ended December 31, 2015 was $316,000.

Our ability to continue to meet our obligations and make payments on the Note is dependent upon establishing consistently profitable operations, which may be supplemented by raising additional funds through public or private financings. Although we currently believe that we have sufficient resources to make our required payments on the Note throughout 2016, we believe that we will need to raise additional capital in the future to fund our operations and repay the Note when it becomes due on February 13, 2017. If we are unable to raise additional capital, we may need to restructure or refinance the Note, and we may not be able to complete such restructuring or refinancing on terms that are acceptable to us or at all. If we cannot make scheduled payments on the Note or repay the Note when it becomes due, we will be in default and Sigma II could declare all outstanding principal and interest on the Note to be immediately due and payable and could foreclose against the assets securing the Note, which could force us into bankruptcy or liquidation.

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Going Concern

Our financial statements for the year ended December 31, 2015 indicate there is substantial doubt about our ability to continue as a going concern as we require additional equity and/or debt financing to continue our operations. We must ultimately generate sufficient cash flow to meet our obligations on a timely basis, repay the Note which is due on February 13, 2017, attain profitability in our business operations and be able to fund our long term business development and growth plans. Our business will require significant amounts of capital to sustain operations and make the investments we need to execute our longer-term business plan. Our liquidity and capital resources have decreased as a result of the net operating loss of $1.2 million that we incurred during the year ended December 31, 2015. On December 31, 2015, our accumulated deficit amounted to $14.7 million.

Operating Activities

Net cash used in operating activities was $1,211,919 for the year ended December 31, 2015, as compared to net cash used in operating activities of $167,574 for the year ended December 31, 2014. This increase in net cash used in operating activities of $1,044,345 was a result of a decrease in our payables and accrued expenses mainly driven by the one-time repayment of the advance under our Acquisition Agreement with Zoosk, an increase of security deposit expenses in connection with the relocation of our corporate office and a decrease in deferred revenue. Other items impacting our cash flow were significant cash outlays relating to advertising and marketing expenses which were offset in part by collections in subscription revenue received during the period.

Significant items impacting cash flow in the year ended December 31, 2015 included significant cash outlays relating to advertising and marketing expense. These uses of cash were offset in part by collections in subscription revenue received during the period.

Investing Activities

Cash used in investing activities for the year ended December 31, 2015 and 2014 was $17,638 and $11,685, respectively.  Cash used in investing activities included purchases of property and equipment totaling $77,283 and $3,731 during the year ended December 31, 2015 and 2014, respectively. These purchases consisted primarily of computers and office furniture. The increase in 2015 was due to the purchasing of fixed assets resulting from the relocation of the Company’s headquarters. Purchases of property and equipment may vary from period to period due to the timing of the expansion of our operations and software development.

Financing Activities

Cash provided by financing activities for the year ended December 31, 2015 and 2014 was $2,222,434 and $390,292, respectively.

The increase relates to the issuance of the Note in the aggregate principal amount of $3,000,000 to Sigma II during the year ended December 31, 2015, which was partially offset by the repayment of two promissory notes in the aggregate principal amount of $400,000 and payments for our capital lease obligations.

Contractual Obligations and Commitments

In October 2014, two HP lease agreements were canceled due to price negotiations and we entered into two new three-year capital lease agreements with HP for equipment and certain financed items. In December 2014, the Company canceled its remaining operating lease agreements and entered into two additional three-year capital lease commitments with HP. We recognize these leases on our Consolidated Balance Sheet under capitalized lease obligations.

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On February 4, 2015, the Company entered into a lease for office space located at 320 W 37th Street, 13th Floor, New York, NY 10018 and paid a security deposit in the amount of $200,659. The term of the lease runs until March 4, 2022. The Company’s monthly office rent payments under the lease are currently approximately $26,000 per month and escalate on an annual basis for each year of the term of the lease thereafter.

On December 31, 2015, our contractual obligations and commitments were as follows:

Year	Amount
2016	399,449
2017	398,996
2018	343,311
2019	356,813
2020 and thereafter	809,458
Total	$2,308,027

Off-Balance Sheet Arrangements

As of December 31, 2015, we did not have any off-balance sheet arrangements.

Recently Adopted Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-03 (“ASU 2015-03”), Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This standard amends the existing guidance to require that debt issuance costs be presented in the balance sheet as a deduction from the carrying amount of the related debt liability instead of as a deferred charge. ASU 2015-03 is effective on a retrospective basis for annual and interim reporting periods beginning after December 15, 2015, but early adoption is permitted. We have elected to early-adopt ASU 2015-03 and, as a result, recorded the $314,249 of offering costs incurred in connection with the issuance of the Note as a debt discount on the date the Note was issued that will be amortized over the term of the Note.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to continue as a Going Concern, which is included in Accounting Standards Codification 205, Presentation of Financial Statements. This update provides an explicit requirement for management to assess an entity's ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The amendments are effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The Company has not yet determined the effect of the adoption of this standard and it is expected to have a material impact on the Company’s financial position and results of operations.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”),  which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective beginning in the first quarter of 2019. Early adoption of ASU 2016-02 is permitted. The new standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting ASU 2016-02 on our consolidated financial statements.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The number of members of our Board of Directors may be fixed from time to time by the majority of the entire Board of Directors and currently consists of five directors. Each director that is elected at a future annual meeting of stockholders, and each director that is elected to fill a vacancy or newly created directorship, shall hold a term of office that expires at the next annual meeting of stockholders and until his successor has been elected and qualified. Our executive officers are appointed by our Board of Directors and hold office until removed by the Board of Directors.

The following table and text sets forth the name, age and position with respect to our directors and executive officers as of March 28, 2016:

Name	Age	Positions

Neil Foster	53	Director

Dr. Steven Fox	62	Director

Alexander Harrington	44	Director, Chief Executive Officer and Chief Financial Officer

Judy Krandel	50	Director

Clifford Lerner	38	Chairman of the Board of Directors and President of The Grade (former President and Chief Executive Officer)

Neil Foster was appointed as a member of our Board of Directors in December 2015. Before joining the Company, Mr. Foster served as Executive Vice President-Operations of Take-Two Interactive Software, Inc., a leading global developer and publisher of console and personal computer video games from 2013 to 2015. Previously, Mr. Foster held a number of roles in the recorded music business, most recently as Executive Vice President-Finance & Operations for Sony Music Entertainment, where he oversaw the financial and operational management of Columbia Records and Epic Records. Mr. Foster’s early career included positions at McKinsey & Company, Inc. and Pricewaterhouse Coopers. He holds an MBA from the Harvard Business School and a B.Comm. from the University of Toronto.

Through Mr. Foster’s substantial executive experience in strategic, operational, financial and corporate development roles, Mr. Foster provides our Board of Directors with extensive business and leadership experience.

Dr. Steven Fox was appointed as a member of our Board of Directors in May 2015. Dr. Fox has served as the Chairman of the Board of The Rebel Group Inc., a private import and export company, since 1998. Dr. Fox is also a practicing dentist located in New York City, a fellow in the American College of Dentistry and a fellow in the International College of Dentistry. He is a former faculty member of the Harvard University School of Dental Medicine, New York University and a former officer of Harvard University. From 1992 until 2000, Dr. Fox served as the founder, Chief Executive Officer and Chairman of the Board of Directors of Enamelon, Inc., a publicly traded oral care product company. Dr. Fox received the Ernst and Young Entrepreneur of the Year award in 1999.

Through his experience managing the growth of an emerging public company, Dr. Fox provides our Board of Directors with extensive insight and expertise in managing and growing our business.

Alexander Harrington is our Chief Executive Officer and Chief Financial Officer and a member of our Board of Directors.  Mr. Harrington also acts as our President. Mr. Harrington was appointed as our Chief Executive Officer in October 2015 and assumed the role of our Chief Financial Officer in March 2014. Mr. Harrington also served as our Chief Operating Officer from February 2014 until his appointment as our Chief Executive Officer in October 2015. In June 2014, Mr. Harrington was also appointed to our Board of Directors. Mr. Harrington previously served as Chief Executive Officer of MeetMoi from June 2009 to November 2013, a social dating mobile platform, prior to the sale of MeetMoi to Match.com, LLC.   Prior to that, Mr. Harrington served as the Senior Vice President of Strategy and Operations for Zagat Survey from 2004 to 2008, where he oversaw a transformation of the digital business which ultimately culminated in the company’s sale to Google Inc.  In prior roles, Mr. Harrington served as the Senior Director of New Business Development at Sony BMG Entertainment and as an associate and analyst in investment banking at The Beacon Group and Smith Barney, respectively. Mr. Harrington holds a Master of Business Administration degree from the Wharton School at the University of Pennsylvania and a Bachelor’s degree in History from Williams College.

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Through his service as our Chief Executive Officer and Chief Financial Officer, as well as his previous industry experience, Mr. Harrington provides our Board of Directors with valuable business and executive leadership experience.

Judy Krandel was appointed as a member of our Board of Directors in March 2016. Ms. Krandel has served as a Portfolio Manager for the Juniper Public Fund since 2011. Previously, Ms. Krandel was a Portfolio Manager at Alpine Woods where she managed portions of two long/short equity hedge funds. From 2001 to 2009, Ms. Krandel was a Portfolio Manager at First New York Securities, LLC where her experience included founding and co-managing a domestic long short small cap hedge fund. Ms. Krandel has been engaged in public equity research and investing since 1992, starting with Fred Alger Management, followed by positions at Delaware Management and Kern Capital Management. Ms. Krandel received her B.S. from the Wharton School of Business and her M.B.A. from the University of Chicago.

Through her substantial experience in analyzing small cap companies, Ms. Krandel provides our Board of Directors with extensive knowledge and experience in finance and investing.

Clifford Lerner is our President of The Grade and Chairman of our Board of Directors. Mr. Lerner previously served as our President and Chief Executive Officer from the Company’s founding in 2005 until October 2015 and served as our principal financial officer and principal accounting officer from 2005 to October 2011.  He has also served on our Board of Directors since 2005.  Prior to joining us in 2005, Mr. Lerner spent his professional career from 2000 to 2005 at Lehman Brothers Inc. as an Analyst in its Equities division. Mr. Lerner worked as an Analyst in the Product Management Group where his duties included, among other things, coordinating the morning and afternoon equity research calls. Mr. Lerner has a strong knowledge and understanding of the online dating industry and has managed the development and growth for all of our applications and websites since their inception. Mr. Lerner received a Bachelor’s degree in Applied Economics and Business Management from Cornell University.

Through his prior service on our Board of Directors and as our President of The Grade, Mr. Lerner possesses knowledge and experience in the online dating industry that aids him in efficiently and effectively identifying and executing our business strategies.

Director Compensation

The following table provides compensation information for the year ended December 31, 2015 for each member of our Board of Directors except for Alexander Harrington and Clifford Lerner, our named executive officers for 2015, and Judy Krandel, who was not appointed as a member of our Board of Directors until March 2016:

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Director Compensation Table

Fiscal Year 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Neil Foster (2)	$822	--	$166	--	--	--	$988
Dr. Steven Fox (3)	$9,164	--	$3,974	--	--	--	$13,138

(1)	Represents the amount recognized for financial statement reporting purposes in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”).

(2)	Mr. Foster was appointed as a member of our Board of Directors on December 11, 2015. In connection with Mr. Foster’s appointment, he was awarded a stock option representing the right to purchase 100,000 shares of our common stock at an exercise price equal to $0.09 per share. The shares underlying this stock option will vest in three (3) equal annual installments on the first, second and third anniversaries of the date of grant, provided that Mr. Foster is still providing service to us on such dates.

(3)	Dr. Fox was appointed as a member of our Board of Directors on May 22, 2015. In connection with Dr. Fox’s appointment, he was awarded a stock option representing the right to purchase 100,000 shares of our common stock at an exercise price equal to $0.20 per share. The shares underlying this stock option will vest in three (3) equal annual installments on the first, second and third anniversaries of the date of grant, provided that Dr. Fox is still providing service to us on such dates.

We currently do not have an established policy to provide compensation to members of our Board of Directors for services rendered in that capacity. However, our Board of Directors has the authority to fix the compensation of directors and directors are permitted to receive fixed fees and other compensation for their services as directors. Our Board of Directors has set the compensation of each independent member of our Board of Directors at $15,000 annually. In addition, each independent member of our Board of Directors is entitled to additional compensation for service on any committee of the Board of Directors equal to $2,500 annually per committee.

Director Independence

The Board of Directors has adopted the definition of independence under the NASDAQ listing standards.  In making its annual review on director independence, the Board of Directors considered the transactions and relationships between our directors and any member of their families and the Company. Based upon these standards and the consideration of the information and the transactions and relationships discussed below, our Board of Directors determined that Neil Foster, Dr. Steven Fox and Judy Krandel are independent and that Clifford Lerner and Alexander Harrington are not independent.

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EXECUTIVE COMPENSATION

The following discussion provides compensation information pursuant to the scaled disclosure rules applicable to “smaller reporting companies” under SEC rules and may contain statements regarding future performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.

Executive Compensation

Overview

The compensation program for our executive officers, as presented in the Summary Compensation Table below, is administered by our Board of Directors. The intent of the compensation program is to align our executives’ interests with that of our stockholders, while providing reasonable and competitive compensation.  For 2015, the compensation of Mr. Harrington, our Chief Executive Officer and Chief Financial Officer, and Mr. Lerner, our current President of The Grade and former President and Chief Executive Officer, consisted of salary, an annual discretionary bonus and equity.

Compensation of Named Executive Officers

The following discussion summarizes in more detail the executive compensation paid to or earned by our named executive officers in 2015.

Salary.  Effective March 19, 2015, we entered into an amendment to Mr. Harrington’s executive employment agreement to, among other things, increase Mr. Harrington’s annual base salary to $265,000 per year. Prior to this amendment, Mr. Harrington’s annual base salary was $250,000 per year.

Mr. Lerner’s annual base salary during 2015 was $285,000. There was no change to Mr. Lerner’s base salary in 2015 as compared to his base salary during 2014; however, effective October 13, 2015, we entered into an amendment to Mr. Lerner’s employment agreement to reduce his annual base salary to $150,000 effective January 1, 2016.

Annual Bonuses. Mr. Harrington and Mr. Lerner were each awarded an annual incentive bonus for their services in 2015 consisting of (i) $25,000 and (ii) a stock option representing the right to purchase 50,000 shares of our common stock at an exercise price of $0.20 per share. The bonuses, including the stock options, were awarded in March 2016.

Mr. Harrington’s annual incentive bonus for 2015 was awarded pursuant to the terms of the third amendment to Mr. Harrington’s employment agreement, which we entered into on March 3, 2016. Prior to entering into the amendment, Mr. Harrington’s employment agreement provided that his annual incentive bonus for 2015 would be $145,000, based on the achievement of the following criteria: (i) 50% of the annual incentive bonus was payable if Mr. Harrington remained employed with us on the date that the annual incentive bonus would be paid and (ii) 50% of the annual incentive bonus was payable if the aggregate sum of our cash flow from operating activities for the period beginning July 1, 2015 and ending December 31, 2015 equaled or exceeded $600,000, provided that Mr. Harrington remained employed with us on the date that the annual incentive bonus is paid. Mr. Harrington’s employment agreement provides that his annual incentive bonus in future years shall be determined by the Board of Directors based on criteria established jointly between the Board of Directors and Mr. Harrington.

Under Mr. Lerner’s employment agreement, if at the time that an annual cash bonus is payable to Mr. Lerner, the Board of Directors determines that our cash reserves are not at least equal to $3,000,000, the amount of the annual cash bonus payable to Mr. Lerner shall be determined by the Board of Directors in its sole discretion after consultation with our executive management team. For 2015, our cash reserves did not exceed $3,000,000, and the Board of Directors exercised its discretion in deciding to award Mr. Lerner his annual incentive bonus.

In 2014, the Board of Directors set Mr. Lerner’s target annual cash bonus at $145,000 and Mr. Harrington’s target annual cash bonus at $125,000. For 2014, the Board of Directors awarded Mr. Harrington an annual cash bonus of $87,500, which was comprised of his guaranteed bonus and incentive bonus. Of Mr. Harrington’s cash bonus of $87,500 for 2014, $50,000 was allocable to 100% of his guaranteed bonus and $37,500 was allocable to 50% of his incentive bonus because the Company achieved only certain of the performance metrics related to Mr. Harrington’s 2014 bonus. For 2014, the Board of Directors awarded Mr. Lerner a cash bonus of $87,500, which was equal to 60% of his target bonus.

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The Board of Directors considered a number of factors in determining the annual bonuses for 2015. These factors included, but were not limited to, the individual performance of each executive, the operational performance of the Company, the ability of the Company to repay its outstanding indebtedness and maintain minimum cash balances required by the agreements governing the Company’s indebtedness, the financial performance of the Company and the Company’s ability to raise additional debt or equity financing. Although the Company achieved many of its operational goals for 2015, including a debt and equity financing in February 2015, the Company’s Board of Directors currently believes that the most efficient use of cash is for reinvestment into our business. As a result, our Board of Directors, including Messrs. Harrington and Lerner, determined to award lower annual incentive bonuses to our named executive officers for 2015 than had been awarded in previous years in order to reserve cash. Our Board of Directors believes that the annual incentive bonuses awarded to our named executive officers in 2015 effectively balance the Company’s goals with the need to incentivize and retain our named executive officers through competitive compensation practices.

Equity Awards.  We have periodically granted equity awards consisting of stock options and restricted stock to our named executive officers.

In October 2015, the Board of Directors granted Mr. Harrington a stock option representing the right to purchase 2,000,000 shares of our common stock at an exercise price equal to $0.08 per share in connection with his appointment as our Chief Executive Officer. The shares of common stock underlying the stock option vest in four (4) equal annual installments on the first, second, third and fourth anniversary of the date of grant as long as Mr. Harrington is providing services to the Company on such dates.

In addition, in October 2015, the Company entered into an option cancellation and release agreement with Mr. Harrington, pursuant to which we cancelled a stock option that was awarded to Mr. Harrington on February 28, 2014. The cancelled stock option represented the right to purchase 1,000,000 shares of our common stock at an exercise price of $0.29 per share. As consideration for Mr. Harrington agreeing to forfeit the cancelled stock option, the Board of Directors awarded Mr. Harrington a replacement stock option representing the right to purchase 1,000,000 shares of our common stock at an exercise price equal to $0.08 per share. The shares of common stock underlying the replacement stock option vested twenty percent (20%) on the date of grant, twenty percent (20%) on February 28, 2016 and will vest twenty percent (20%) on each of February 28, 2017, February 28, 2018 and February 28, 2019, provided that Mr. Harrington is providing services to the Company on such dates.

Upon a change in control, 50% of the then unvested shares underlying the stock options awarded to Mr. Harrington in 2015 will immediately vest and the remaining unvested shares will vest on the earlier of (a) the original date such shares would have vested or (b) the first anniversary of the effective date of the change in control (subject to early termination or forfeiture in accordance with the terms of the award agreement). The stock options will also be subject to immediate forfeiture upon (i) violation of any non-compete or non-solicitation provisions of the executive employment agreement between us and Mr. Harrington and (ii) Mr. Harrington’s termination of service by us for “cause.” The stock options, to the extent then vested, shall remain exercisable until the tenth anniversary of the stock option’s grant date. For more information about Mr. Harrington’s executive employment agreement, see “—Employment Agreements.”

Employment Agreements. Effective February 28, 2014, we entered into an executive employment agreement with Mr. Harrington.  His executive employment agreement had an initial one-year term and automatically renews for successive one-year terms unless terminated by either party upon prior written notice. Pursuant to his original employment agreement, Mr. Harrington was entitled to an annual base salary of $250,000 and an annual guaranteed bonus of $50,000, payable on the last business day in January of each subsequent year, provided that he was employed by us on each such date. Mr. Harrington was also eligible for an annual incentive bonus of $75,000 if we achieved certain performance metrics. Under Mr. Harrington’s employment agreement, Mr. Harrington is eligible to participate in our benefit plans that are generally provided for all employees.  Mr. Harrington’s employment agreement is subject to a confidentiality covenant, a non-competition covenant and a non-solicitation covenant. The non-competition covenant and non-solicitation covenant last for six months and one year, respectively, following the date of termination of employment. Mr. Harrington’s executive employment agreement also contains a trading restrictions covenant, which limits the volume of the Company’s securities that Mr. Harrington may sell in a given period.

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Effective March 19, 2015, we entered into an amendment to Mr. Harrington’s executive employment agreement. The amendment increased Mr. Harrington’s annual base salary to $265,000 per year, which is subject to annual review and may be increased, but not decreased, in the sole discretion of the Board of Directors. Additionally, the amendment revised the annual incentive bonus terms to provide that Mr. Harrington would be eligible to receive an annual incentive bonus for 2015 of $145,000 based on the achievement of the following criteria: (i) 50% of the annual incentive bonus would be payable if Mr. Harrington remained employed with us on the date that the annual incentive bonus would be paid and (ii) 50% of the annual incentive bonus would be payable if the aggregate sum of our cash flow from operating activities for the period beginning July 1, 2015 and ending December 31, 2015 equaled or exceeded $600,000, provided that Mr. Harrington remained employed with us on the date that the annual incentive bonus is paid. The amendment also provides that the annual incentive bonus shall be paid during the annual review period in 2016.

Effective October 13, 2015, in connection with Mr. Harrington’s appointment as our Chief Executive Officer, we entered into the second amendment to Mr. Harrington’s executive employment agreement to update the description of Mr. Harrington’s position with, and responsibilities to, the Company. In addition, effective March 3, 2016, we entered into the third amendment to Mr. Harrington’s executive employment agreement to amend the terms of Mr. Harrington’s annual incentive bonus to provide that, for the year ended December 31, 2015, Mr. Harrington would receive (i) $25,000 payable in March 2016 and (ii) a stock option representing the right to purchase 50,000 shares of common stock at an exercise price of $0.20 per share, with the shares underlying such stock option vesting in four (4) equal annual installments on the first, second, third and fourth anniversary of the date of grant, provided that Mr. Harrington is providing services to us on such dates.

Mr. Harrington’s employment agreement may be terminated by us (i) upon his death or permanent disability, (ii) for “cause” upon written notice or (iii) without “cause” upon prior written notice. Mr. Harrington may also terminate his executive employment agreement (i) for “good reason” upon the occurrence of certain events or (ii) other than for “good reason” upon prior written notice.  If employment is terminated for any reason, we will pay Mr. Harrington his earned but unpaid base salary through the date of termination, any accrued but unpaid vacation benefits and any unreimbursed business expenses, subject to Mr. Harrington’s execution of a general release of claims.  If his employment is terminated without “cause” or for “good reason” other than during the one-year period following a change in control, we will, in addition to the compensation described above, pay, in six equal monthly installments, an aggregate amount equal to six months of his then-current base salary.  If his employment is terminated without “cause” or for “good reason” during the one-year period following a change in control, we would instead pay a lump sum cash payment equal to his annual base salary as in effect on the date of the change in control, subject to Mr. Harrington’s execution of a general release of claims.

Effective April 10, 2013, we entered into an executive employment agreement with Mr. Lerner.  His executive employment agreement has an initial one-year term and will automatically renew for successive one-year terms unless terminated by either party upon prior written notice. Mr. Lerner is eligible to participate in our benefit plans that are generally provided for all employees.  Mr. Lerner’s employment agreement is subject to a confidentiality covenant, a non-competition covenant and a non-solicitation covenant. The non-competition covenant and non-solicitation covenant each last for one year following the date of termination of employment.

Effective October 13, 2015, in connection with Mr. Lerner’s appointment as the President of The Grade, we entered into an amendment to Mr. Lerner’s executive employment agreement to update the description of Mr. Lerner’s position with, and responsibilities to, the Company. In addition, the amendment also reduced Mr. Lerner’s annual base salary to $150,000 effective January 1, 2016.

Mr. Lerner’s employment agreement may be terminated by us (i) upon his death or permanent disability, (ii) for “cause” upon written notice or (iii) without “cause” upon prior written notice. Mr. Lerner may also terminate his executive employment agreement for “good reason” upon the occurrence of certain events.  If employment is terminated for any reason, we will pay Mr. Lerner his earned but unpaid base salary through the date of termination, any accrued but unpaid vacation benefits and any unreimbursed business expenses.  If his employment is terminated without “cause” or for “good reason” other than during the one-year period following a change in control, we will, in addition to the compensation described above, (i) pay a lump sum cash payment equal to (a) the number of full years of his employment with us plus 24 multiplied by (b) his monthly base salary and (ii) for the 12 months following the date of termination, provide health and welfare benefits that are not less favorable to him than the health and welfare benefits to which he was entitled immediately before his termination.  If his employment is terminated without “cause” or for “good reason” during the one-year period following a change in control, we would instead (i) pay a severance benefit equal to 299% of his base salary for the year immediately preceding the change in control, subject to Mr. Lerner’s execution of a general release of claims, and (ii) for 24 months following the date of termination, provide health and welfare benefits that are not less favorable to him than the health and welfare benefits to which he was entitled immediately before the change in control.

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Summary Compensation Table

The following table sets forth information regarding the total compensation received by, or earned by, Alexander Harrington, our Chief Executive Officer and Chief Financial Officer, and Clifford Lerner, our current President of The Grade and former President and Chief Executive Officer, during the years ended December 31, 2015 and 2014.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alexander	2015	$262,500	(2)	$25,000	$--	$133,136	(3)	--	--	--	$420,636
Harrington Chief Executive Officer and Chief Financial Officer	2014	$250,000		$87,500	$--	$294,689	(4)	--	--	--	$632,189

Clifford	2015	$285,000		$25,000	$--	$--		--	--	--	$310,000
Lerner President of The Grade (former President and Chief Executive Officer)	2014	$285,000		$87,500	$--	$--		--	--	--	$372,500

(1)	Represents the amount recognized for financial statement reporting purposes in accordance with ASC 718.

(2)	Effective March 19, 2015, we entered into an amendment to Mr. Harrington’s executive employment agreement to, among other things, increase Mr. Harrington’s annual base salary to $265,000 per year.

(3)	Represents (i) a stock option representing the right to purchase 2,000,000 shares of our common stock at an exercise price of $0.08 per share that was granted to Mr. Harrington on October 13, 2015 in connection with his appointment as Chief Executive Officer and (ii) a stock option representing the right to purchase 1,000,000 shares of our common stock at an exercise price of $0.08 per share that was granted to Mr. Harrington on October 13, 2015 as consideration for Mr. Harrington agreeing to forfeit a stock option representing the right to purchase 1,000,000 shares of our common stock at an exercise price of $0.29 per share that was granted to Mr. Harrington on February 28, 2014.

(4)	Represents (i) a stock option representing the right to purchase 1,000,000 shares of our common stock at an exercise price of $0.29 per share that was granted to Mr. Harrington on February 28, 2014 in connection with his appointment as Chief Operating Officer and (ii) a stock option representing the right to purchase 25,000 shares of our common stock at an exercise price of $0.31 per share that was granted to Mr. Harrington on June 17, 2014 as consideration for his service on the Board of Directors.

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Narrative Disclosure Regarding Summary Compensation Table

Chief Executive Officer and Chief Financial Officer. For 2015, Mr. Harrington received annual compensation of $262,500 and a cash bonus of $25,000. In addition, as part of his annual incentive bonus for 2015, Mr. Harrington was awarded a stock option representing the right to purchase 50,000 shares of our common stock at an exercise price of $0.20 per share in March 2016. For 2014, Mr. Harrington received annual compensation of $250,000 and a cash bonus of $87,500. Mr. Harrington is also eligible to participate in our benefit plans that are generally provided for all employees.

In October 2015, we granted Mr. Harrington a stock option representing the right to purchase 2,000,000 shares of our common stock at an exercise price equal to $0.08 per share in connection with his appointment as our Chief Executive Officer. In addition, in October 2015, the Board of Directors entered into an option cancellation and release agreement with Mr. Harrington, pursuant to which we cancelled a stock option that was awarded to Mr. Harrington on February 28, 2014. The cancelled stock option represented the right to purchase 1,000,000 shares of our common stock at an exercise price of $0.29 per share. As consideration for Mr. Harrington agreeing to forfeit the cancelled stock option, the Board of Directors awarded Mr. Harrington a replacement stock option representing the right to purchase 1,000,000 shares of our common stock at an exercise price equal to $0.08 per share. For additional information concerning the vesting and conditions of these stock options, see “— Outstanding Equity Awards at Fiscal Year End Table.”

In June 2014, we granted Mr. Harrington an option to purchase 25,000 shares of our common stock at an exercise price of $0.31 per share as consideration for Mr. Harrington’s service on the Board of Directors. The shares of common stock underlying the stock option became fully vested on the first anniversary of the date of grant.

We entered into an employment agreement with Mr. Harrington on February 28, 2014. For additional information concerning this employment agreement, see “—Compensation of Named Executive Officers—Employment Agreements.”

President of The Grade (former President and Chief Executive Officer).  For 2015, Mr. Lerner received annual compensation of $285,000 and a cash bonus of $25,000. In addition, as part of his annual incentive bonus for 2015, Mr. Lerner was awarded a stock option representing the right to purchase 50,000 shares of our common stock at an exercise price of $0.20 per share in March 2016. For 2014, Mr. Lerner received annual compensation of $285,000 and a cash bonus of $87,500. Mr. Lerner is also eligible to participate in our benefit plans that are generally provided for all employees.

We entered into an employment agreement with Mr. Lerner on April 10, 2013. For additional information concerning this employment agreement, see “—Compensation of Named Executive Officers—Employment Agreements.”

49

Outstanding Equity Awards at Fiscal Year End Table

The following table summarizes the total outstanding equity awards as of December 31, 2015 for each named executive officer.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Clifford	4/10/2013	(2)	--	--	--	$--	--	5,000,000	$400,000	--	--
Lerner	12/14/2011	(3)	--	--	--	$--	--	4,250,000	$340,000	--	--

Alexander	10/13/15	(4)	--	2,000,000	--	$0.08	10/13/2025	--	$--	--	--
Harrington	10/13/15	(5)	200,000	800,000	--	$0.08	10/13/2025	--	$--	--	--
	6/17/2014	(6)	25,000	--	--	$0.31	6/17/2024	--	$--	--	--

(1)	The market value of each share of common stock is calculated based upon the closing price of our common stock on the OTCQB as of December 31, 2015, which was $0.08 per share.

(2)	Vests one-half upon the third anniversary of the date of grant and vests in full upon the fourth anniversary of the date of grant; provided, that any unvested shares of restricted stock will vest immediately upon the effective date of a “change in control” (as defined in the restricted stock award agreement), subject to the terms and conditions of the restricted stock award agreement. As described herein, this award was cancelled on March 3, 2016 and, in exchange, Mr. Lerner was issued a replacement award of 5,000,000 shares of restricted stock that vest in full on the tenth anniversary of the date of grant.

(3)	Vests in full on the tenth anniversary of the date of grant or, if earlier, upon the occurrence of a change in control of the Company.

(4)	Vests in four equal annual installments on each of the first, second, third and fourth anniversary of the date of grant; provided, that upon the effective date of a “change in control” (as defined in the Current Incentive Plan), 50% of any unvested shares of common stock underlying the option will vest immediately and the remaining 50% will vest on the earlier of (i) the original vesting date or (ii) on the first anniversary date of the effective date of the change in control, subject to the terms and conditions of the option agreement.

(5)	Vests in five equal annual installments on each of the date of grant, February 28, 2016, February 28, 2017, February 28, 2018 and February 28, 2019; provided, that upon the effective date of a “change in control” (as defined in the Current Incentive Plan), 50% of any unvested shares of common stock underlying the option will vest immediately and the remaining 50% will vest on the earlier of (i) the original vesting date or (ii) on the first anniversary date of the effective date of the change in control, subject to the terms and conditions of the option agreement.

(6)	Vested in full on the one-year anniversary of the date of grant.

50

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 about compensation plans under which shares of our common stock may be issued to employees, executive officers or members of our Board of Directors upon the exercise of options, warrants or rights under all of our existing equity compensation plans.

Plan Category(1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	5,077,203		$0.66	1,347,797	(2)(3)
Equity compensation plans not approved by security holders	1,100,000	(4)	$0.10	--
Total	6,177,203		$0.33	1,347,797

(1)	This table excludes 10,325,000 shares of restricted common stock, which (i) are not to be issued upon the exercise of outstanding options, warrants or rights, (ii) have no exercise price and (iii) are not available for future issuance.

(2)	Represents shares of common stock available for issuance under the Current Incentive Plan, which permits the issuance of incentive stock options, nonqualified stock options, shares of restricted stock, stock appreciation rights, restricted stock units, performance awards, dividend equivalent rights and other awards.

(3)	As of March 28, 2016, there were 2,745,423 shares of common stock to be issued upon the exercise of outstanding stock options under the Current Incentive Plan and 1,124,922 shares of common stock remaining available for future issuances under the Current Incentive Plan.

(4)	Represents shares available or authorized for issuance under (i) the Equity Incentive Compensation Plan (as defined below), which permitted the issuance of incentive stock options and nonqualified stock options and (ii) various individual compensation arrangements that the Company has with current and former employees.

In December 2008, our Board of Directors approved the equity incentive compensation plan (the “Equity Incentive Compensation Plan”) and, in December 2010, terminated the plan as to all unallocated shares of common stock thereunder. The purpose of the Equity Incentive Compensation Plan was to provide an incentive to attract, retain and motivate employees, officers, directors, consultants and advisors with the ability to participate in our future performance. Under the Equity Incentive Compensation Plan, we were authorized to issue incentive stock options and nonqualified stock options. The Equity Incentive Compensation Plan was administered by our Board of Directors.  All options previously granted under the Equity Incentive Compensation Plan remained in full force and effect following the plan’s termination.

In May 2011, our Board of Directors adopted the Snap Interactive, Inc. 2011 Long-Term Incentive Plan (the “2011 Plan”).  In October 2011, our Board of Directors amended and restated the 2011 Plan and adopted the Current Incentive Plan to allow for the issuance of incentive stock option awards by adopting the Current Incentive Plan.  The Current Incentive Plan was adopted to attract and retain the services of key employees, key contractors and outside directors.  The Current Incentive Plan provides for the granting of incentive stock options, nonqualified stock options, shares of restricted stock, stock appreciation rights, restricted stock units, performance awards, dividend equivalent rights and other awards.  The Current Incentive Plan is administered by our Board of Directors.

51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth as of March 28, 2016 certain information regarding the beneficial ownership of shares of our common stock by: (i) each person who is known by us to own beneficially more than 5% of such stock; (ii) each member of our Board of Directors, each Director Nominee and each of our named executive officers with respect to the year ended December 31, 2015 and (iii) all of our directors and executive officers as a group (5 persons). Alexander Harrington, our Chief Executive Officer and Chief Financial Officer, and Clifford Lerner, our current President of The Grade and Chairman of the Board of Directors and former President and Chief Executive Officer, are currently the only executive officers of the Company. Except as otherwise indicated, all common stock is owned directly and the beneficial owners listed in the table below possess sole voting and investment power with respect to the stock indicated, and the address for each beneficial owner is c/o Snap Interactive, Inc., 320 West 37th Street, 13th Floor, New York, NY 10018. The applicable percentage ownership is based on 50,017,826 shares of our common stock issued and outstanding as of March 28, 2016, including 10,325,000 shares of unvested restricted stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we consider all shares of unvested restricted stock to be outstanding because the holders of unvested restricted stock have the right to vote such stock under the Amended and Restated Snap Interactive, Inc. 2011 Long-Term Incentive Plan (the “Current Incentive Plan”).

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number		Percentage
Directors and Officers
Neil Foster	—		*
Dr. Steven Fox	33,333	(2)	*
Alexander Harrington	425,000	(3)	*
Judy Krandel	—		*
Clifford Lerner	30,250,000	(4)	60.5%

Officers and Directors as a Group (5 persons)	30,708,333	(5)	61.4%

Certain Persons
Darrell Lerner	2,712,157	(6)	5.4%

*	Less than 1%.

(1)	For purposes of this table, a person or group of persons is deemed to have beneficial ownership of any shares of common stock that such person has the right to acquire within 60 days of March 28, 2016, including through the exercise of stock options or warrants. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any common stock that such person or persons has the right to acquire within 60 days of March 28, 2016 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes the right to acquire a portion of a stock option representing the right to purchase 100,000 shares of common stock granted on May 22, 2015, of which 33,333 shares will have vested within 60 days of March 28, 2016.

(3)	Includes the vested portion of (i) a stock option representing the right to purchase 25,000 shares of common stock granted on June 17, 2014, all of which have vested, and (ii) a stock option representing the right to purchase 1,000,000 shares of common stock granted on October 13, 2015, of which 400,000 shares have vested.

(4)	Includes 9,250,000 shares of restricted stock granted to Mr. Lerner, with 5,000,000 of such shares vesting on March 3, 2026 and 4,250,000 of such shares vesting on December 13, 2021. Pursuant to the terms of his restricted stock grants, Mr. Lerner has the right to vote the stock but may only dispose of the stock after it vests.

(5)	Includes the shares of common stock beneficially owned by Messrs. Harrington and Lerner and Dr. Fox as described above.

(6)	Includes 1,075,000 shares of restricted stock granted to Mr. Lerner. Pursuant to the terms of his restricted stock awards, he has the right to vote the stock but may only dispose of the stock after it vests. Each of the restricted stock awards vests upon the earlier of (i) the tenth anniversary of the date of grant, (ii) a change in control or (iii) on the date of termination of service without cause. In addition, these restricted stock awards will vest upon Darrell Lerner’s termination of service in connection with a non-renewal of the consulting agreement between us and Darrell Lerner without “cause.” Mr. Lerner’s principal residential address is 141 Great Neck Road, Apt. 2H, Great Neck, New York 11021.

There are no arrangements currently known to us, the operation of which may at a subsequent date result in a change of control of the Company.

52

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Darrell Lerner

Darrell Lerner is the brother of Clifford Lerner, our President of The Grade and Chairman of the Board of Directors.  He performed a variety of general business, corporate and administrative functions for us from 2007 until his termination of employment on January 31, 2013.

Consulting Agreement.  On January 31, 2013, we entered into a consulting agreement with Darrell Lerner, pursuant to which he agreed to serve as our consultant for a three-year period beginning on February 1, 2013 (the “Effective Date”). The agreement was subsequently amended to provide for automatically renewing one-year terms unless either party provides written notice of non-renewal. Pursuant to the consulting agreement, Darrell Lerner agreed to assist and advise us on legal, financial and other matters for which he has knowledge that pertains to us, as we reasonably request.

Pursuant to the consulting agreement, we agreed to pay Darrell Lerner a monthly fee of $25,000 for the initial two year period of the consulting agreement and a monthly fee of $5,000 for every month thereafter. The monthly payments under the consulting agreement were conditioned upon Darrell Lerner’s compliance with a customary confidentiality covenant covering certain information concerning us, a covenant not to compete during the term of the consulting agreement and for a period of one year following the termination of the agreement, a non-solicitation covenant for a period of six months immediately following the later of the termination of the consulting agreement or the end of the term of the consulting agreement, and a non-disparagement covenant.

The Company or Darrell Lerner may terminate the agreement at any time without notice prior to or at the expiration of the term. If we terminate the consulting agreement without “cause,” we have agreed to (i) pay Mr. Lerner the amount of the unpaid monthly fees owed to Mr. Lerner for the period from the Effective Date to the two year anniversary of the Effective Date and (ii) take all commercially reasonably actions to cause (A) 325,000 shares of restricted common stock of the Company previously granted to Mr. Lerner, (B) 600,000 shares of restricted common stock of the Company previously granted to Mr. Lerner and (iii) 150,000 shares of restricted common stock of the Company granted to Mr. Lerner pursuant to the agreement, to be vested as of the date of such termination.

Subscription Agreement.  On January 31, 2013, in connection with Darrell Lerner’s separation from us, we also entered into a subscription agreement with Darrell Lerner and DCL Ventures, Inc., a Delaware corporation (“DCL”), a corporation that is majority owned by Darrell Lerner. Pursuant to this agreement, we purchased (i) 50,000 shares of DCL’s common stock, $0.001 par value per share, for an aggregate purchase price of $50,000 in April 2013, (ii) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in July 2013, (iii) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in October 2013, (iv) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in January 2014, (v) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in April 2014, (vi) 25,000 shares of DCL’s common stock for an aggregate price of $25,000 in July 2014 and (vii) 25,000 shares of DCL’s common stock for an aggregate price of $25,000 in September 2014.

Clifford Lerner Note

On April 24, 2014, we issued a promissory note in the amount of $300,000 to Clifford Lerner, our current President of The Grade and Chairman of the Board of Directors and former President and Chief Executive Officer. The promissory note payable to Mr. Lerner bore interest at a rate of nine percent (9%) per annum and was originally due and payable on January 24, 2015, but was subsequently amended to extend its maturity for an additional nine months. We did not make any principal or interest payments under the promissory note during 2014. On March 25, 2015, the promissory note was repaid in full.

Indemnification Arrangements

We have entered into employment agreements with our executive officers, pursuant to which we have agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.

53

Other Transactions

Consulting Agreement.  On June 1, 2012, we entered into a two-year consulting agreement with Byron Lerner, the father of Clifford Lerner, to provide consulting services to us related to (i) monitoring revenue and various traffic and engagement statistics for the purpose of proactively uncovering inconsistencies or bugs, as well as (ii) providing strategic advice along with business and financial introductions as requested. On July 24, 2014, we renewed the agreement for an additional one year term, which expired on May 30, 2015. During the consulting period, we paid Byron Lerner a monthly consulting fee of $8,000 as well as reimbursement for certain expenses incurred during the performance of the consulting services.

Policies and Procedures for Approving Related Party Transactions

Our Board of Directors adopted a written Related Party Transactions Policy on April 19, 2012.  Prior to the adoption of the Related Party Transactions Policy, our related party transactions were approved by our Board of Directors.  In accordance with the Related Party Transactions Policy, all Related Party Transactions (as defined herein) must be reported to our Chief Executive Officer or Chief Financial Officer and must be reviewed and approved by our audit committee, if one has been established.  If an audit committee has not been established, Related Party Transactions must be reviewed and approved by all of our independent directors on the Board of Directors.  If an audit committee has not been established and there are not any independent directors on the Board of Directors, Related Party Transactions must be reviewed and approved by the Chief Financial Officer (except with respect to matters in which the Chief Financial Officer would be a Related Party (as defined herein), in which case the Chief Executive Officer shall review and approve the transaction).  In determining whether to approve, recommend or ratify a Related Party Transaction, the reviewing party will take into account, among other factors it deems appropriate, (i) whether the terms of the Related Party Transaction are fair to the Company, (ii) whether there are business reasons for the Company to enter into the Related Party Transaction, (iii) whether the Related Party Transaction would impair the independence of an outside director and (iv) whether the Related Party Transaction would present an improper conflict of interest for any of our directors or executive officers.

A “Related Party Transaction” means a transaction (including any series of related transactions or a material amendment or modification to an existing Related Party Transaction) directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K.  Generally, under Item 404(a) of Regulation S-K, we are required to disclose any transaction occurring since the beginning of the last two fiscal years, or any currently proposed transaction, involving us or our subsidiary where the amount involved exceeds $120,000, and in which any Related Party had or will have a direct or indirect material interest.

A “Related Party” means any of the following: (i) any of our directors of the Company or director nominees; (ii) any of our executive officers; (iii) a person known by us to be the beneficial owner of more than 5% of our common stock or (iv)  an immediate family member of any of the foregoing.

54

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements of Snap Interactive, Inc. at December 31, 2015 and for the year then ended appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in its report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of Snap Interactive, Inc. at December 31, 2014 and for the year then ended appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this prospectus, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any materials we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also access our annual, quarterly and current reports, proxy statements and other information we file with the SEC on our website at snap-interactive.com/investor-relations/sec-filings.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of securities described in this prospectus (excluding any disclosures that are furnished and not filed with the SEC):

●	Our Annual Report on Form 10-K for the year ended December 31, 2015, along with the consolidated financial statements and related notes thereto, filed with the SEC on March 14, 2016;

●	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2016; and

●	Our Current Reports on Form 8-K, filed with the SEC on March 7, 2016 and March 9, 2016.

Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

Upon oral or written request, we will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference in this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). You should direct any requests for copies to:

Snap Interactive, Inc.

320 W. 37th Street, 13th Floor

New York, New York 10018

(214) 594-5050

Attn: Wilmary Soto-Guignet

Internet Website: www.snap-interactive.com

55

56

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Snap Interactive, Inc.

We have audited the accompanying consolidated balance sheet of Snap Interactive, Inc. and Subsidiary (the “Company”) as of December 31, 2015, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Snap Interactive Inc. and Subsidiary as of December 31, 2015 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2, the Company has incurred net losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP Marcum LLP
New York, NY
March 14, 2016

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Snap Interactive, Inc.

We have audited the accompanying consolidated balance sheet of Snap Interactive, Inc. (the “Company”) as of December 31, 2014 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Snap Interactive, Inc. at December 31, 2014, and the consolidated results of its operations and its cash flows for the year ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, NY
March 5, 2015

F-2

SNAP INTERACTIVE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$2,131,262	$1,138,385
Credit card holdback receivable	165,853	648,759
Accounts receivable, net of allowances and reserves of $55,468 and $42,533, respectively	206,547	221,128
Short term security deposits	-	115,104
Prepaid expense and other current assets	108,871	93,542
Total current assets	2,612,533	2,216,918
Fixed assets and intangible assets, net	387,617	563,123
Notes receivable	81,123	78,520
Long term security deposits	279,410	135,000
Investments	200,000	200,000
Total assets	$3,560,683	$3,193,561

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,065,662	$1,074,345
Accrued expenses and other current liabilities	367,018	1,062,836
Notes payable	-	400,000
Deferred subscription revenue	1,505,862	1,952,075
Deferred advertising revenue	-	13,427
Total current liabilities	2,938,542	4,502,683
Deferred rent, net of current portion	99,595	-
Convertible note payable, net of discount	1,636,585	-
Derivative liabilities	473,425	23,425
Capital lease obligations, net of current portion	75,560	149,055
Total liabilities	5,223,707	4,675,163
Commitments and Contingencies
Stockholders' deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 50,017,826 and 49,507,826 shares issued, respectively, and 39,692,826 and 39,182,826 shares outstanding, respectively	39,693	39,183
Additional paid-in capital	12,974,409	11,858,489
Accumulated deficit	(14,677,126)	(13,379,274)
Total stockholders' deficit	(1,663,024)	(1,481,602)
Total liabilities and stockholders' deficit	$3,560,683	$3,193,561

The accompanying notes are an integral part of these consolidated financial statements.

F-3

SNAP INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2015	2014
Revenues:
Subscription revenue	$11,568,273	$12,769,012
Advertising revenue	452,757	789,678
Total revenue	12,021,030	13,558,690
Costs and expenses:
Cost of revenue	1,702,321	1,860,727
Sales and marketing expense	5,414,563	5,742,935
Product development expense	2,103,300	2,926,802
General and administrative expense	4,200,378	4,772,328
Total operating costs and expenses	13,420,562	15,302,792
Loss from Operations	(1,399,532)	(1,744,102)
Interest expense, net	(1,538,320)	(30,900)
Change in fair value of derivative liabilities	1,640,000	117,125
Net loss	$(1,297,852)	$(1,657,877)

Loss per share of common stock:
Basic and diluted	$(0.03)	$(0.04)
Weighted average number of common shares used in calculating net loss per share of common stock:
Basic and diluted	39,627,264	39,169,196

The accompanying notes are an integral part of these consolidated financial statements.

F-4

SNAP INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-	Accumulated	Stockholders’
	Shares	Amount	in Capital	Deficit	Deficit
Balance on January 1, 2014	39,132,826	$39,133	$10,813,205	$(11,721,397)	$(869,059)
Common stock issued for consulting services	50,000	50	(50)	-	-
Stock-based compensation expense for restricted stock awards	-	-	899,856	-	899,856
Stock-based compensation expense for stock options	-	-	140,728	-	140,728
Warrants issued for debt issuance cost	-	-	4,750	-	4,750
Net loss	-	-	-	(1,657,877)	(1,657,877)
Balance on December 31, 2014	39,182,826	$39,183	$11,858,489	$(13,379,274)	$(1,481,602)
Common stock issued in connection with Securities Purchase Agreement	350,000	350	(350)	-	-
Common stock issued in connection with Advisory Services Agreement	150,000	150	29,850	-	30,000
Stock-based compensation expense for restricted stock awards and shares issued for consulting services	10,000	10	880,819	-	880,829
Stock-based compensation expense for stock options	-	-	205,601	-	205,601
Net loss	-	-	-	(1,297,852)	(1,297,852)
Balance on December 31, 2015	39,692,826	$39,693	$12,974,409	$(14,677,126)	$(1,663,024)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

SNAP INTERACTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(1,297,852)	$(1,657,877)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	167,161	181,675
Lease obligation interest expense	-	3,473
Stock-based compensation expense	1,086,430	1,040,585
Loss on disposal of fixed assets	79,628	-
Amortization of debt issuance cost	139,406	3,958
Amortization of debt discount	932,219	-
Change in fair value of derivative liabilities	(1,640,000)	(117,125)
Changes in operating assets and liabilities:
Restricted cash	-	490,315
Credit card holdback receivable	482,906	(416,495)
Accounts receivable	14,581	164,242
Security deposits	(85,554)	(250,104)
Prepaid expenses and other current assets	(16,120)	22,113
Accounts payable, accrued expenses and other current liabilities	(703,802)	567,579
Deferred rent	88,718	(38,644)
Deferred subscription revenue	(446,213)	125,304
Deferred advertising revenue	(13,427)	(286,573)
Net cash used in operating activities	(1,211,919)	(167,574)
Cash flows from investing activities:
Purchase of property and equipment	(77,283)	(3,731)
Proceeds from sale of fixed assets	6,000	-
Security deposits for property and equipment	56,248	-
Purchase of non-marketable equity securities	-	(100,000)
Repayment (issuance) to employees of note receivable and accrued interest	(2,603)	92,046
Net cash used in investing activities	(17,638)	(11,685)
Cash flows from financing activities:
Payments of capital lease obligations	(63,317)	(9,708)
Repayment of promissory notes	(400,000)	-
Payment of financing costs	(314,249)	-
Proceeds from issuance of convertible promissory note	3,000,000	400,000
Net cash provided by financing activities	2,222,434	390,292
Net increase in cash and cash equivalents	992,877	211,033
Balance of cash and cash equivalents at beginning of year	1,138,385	927,352
Balance of cash and cash equivalents at end of year	$2,131,262	$1,138,385
Supplemental disclosure of cash flow information:
Cash paid in interest	$316,000	$-
Cash paid in taxes	$-	$-

Non-cash investing and financing activities:
Compound embedded derivative under the Note and Securities Purchase Agreement recorded as derivative liabilities (See Note 6)	$1,748,000	$-
Warrants issued under the Advisory Services Agreement as additional consideration for the Note and recorded as derivative liabilities (See Note 6)	$342,000	$-
Warrants issued for debt issuance costs	$-	$4,750
Common stock issued under the Advisory Services Agreement as additional consideration for the Note	$30,000	$-
Equipment acquired under capital lease obligations	$-	$218,605

The accompanying notes are an integral part of these consolidated financial statements.

F-6

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

Snap Interactive, Inc. (together with its wholly owned subsidiary, Snap Mobile Limited, the “Company”) was incorporated under the laws of the State of Delaware on July 19, 2005.   Snap Mobile Limited is a United Kingdom corporation, and was incorporated on September 10, 2009.

The Company operates a portfolio of two dating applications, FirstMet, available through desktop and mobile platforms, and The Grade, which is available through iOS and Android platforms. In March 2016, we completed a rebranding of our dating application “Are You Interested?” (“AYI”) under the name FirstMet.

2. Going Concern and Management’s Plans

The Company reported a loss of $1.3 million for the year ended December 31, 2015. On December 31, 2015, the Company’s accumulated deficit amounted to $14.7 million. The Company’s convertible note payable with a principal amount outstanding of $3 million matures on February 13, 2017. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The Company needs to raise additional capital in order to sustain its operations while continuing the longer term efforts contemplated under its business plan. The Company cannot provide any assurance that it will raise additional capital. Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations or other means; however, the Company has not secured any commitment for new financing at this time nor can it provide any assurance that new financing will be available on commercially acceptable terms, if at all. If the Company is unable to secure additional capital, it may be required to take additional measures to reduce costs in order to conserve its cash in amounts sufficient to sustain operations and meet its obligations. The accompanying financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

3. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, were prepared in conformity with generally accepted accounting principles in the United States of America ("GAAP").  All intercompany balances and transactions have been eliminated upon consolidation.

Significant Estimates and Judgments

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates relied upon in preparing these financial statements include the provision for future credit card chargebacks and subscription revenue refunds, estimates used to determine the fair value of our common stock, stock options, non-cash capital stock issuances, stock-based compensation, derivative instruments, debt discounts, conversion features and common stock warrants, collectability of our accounts receivable and the valuation allowance on deferred tax assets. Management evaluates these estimates on an ongoing basis. Changes in estimates are recorded in the period in which they become known. We base estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates.

Convertible Instruments

The Company evaluates and bifurcates conversion features from the instruments containing such features and accounts for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the underlying instrument, (b) the hybrid instrument that contains both the embedded derivative instrument and the underlying instrument is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the underlying instrument is deemed to be conventional as that term is described under applicable GAAP.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company classifies common stock purchase warrants and other free standing derivative financial instruments as equity if the contracts (i) require physical settlement or net-share settlement in common stock or (ii) give the Company a choice of net-cash settlement or settlement in common stock (physical settlement or net-share settlement). The Company classifies the following contracts as either an asset or a liability: contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (ii) give the counterparty a choice of net-cash settlement or settlement in common stock (physical settlement or net-share settlement) or (iii) contain reset provisions. The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company determined that certain freestanding derivatives, including the conversion feature embedded in the 12% Senior Secured Convertible Note (the “Note”) and warrants issued under the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of February 13, 2015, by and between the Company and Sigma Opportunity Fund II, LLC (“Sigma II”), contained various price and interest rate reset provisions and have been classified as derivative liabilities as more fully described in Note 5.

F-7

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Accounting Standards Codification (“ASC”) No. 605, Revenue Recognition.   In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.

The Company has revenue streams consisting of subscriptions and advertisements.  The Company recognizes revenue from monthly premium subscription fees beginning in the month in which the services are provided.  Revenues are presented net of refunds, credits, and known and estimated credit card chargebacks.  During 2014 and 2015, subscriptions were offered in durations of one-, three-, six- and twelve-month terms.  Longer-term plans (those with durations longer than one month) are generally available at discounted monthly rates.  All subscription fees, however, are collected at the time of purchase regardless of the length of the subscription term.  Revenues from multi-month subscriptions are recognized over the length of the subscription term.  The difference between the gross cash receipts collected and the revenue recognized from those sales during that reporting period will appear as deferred revenue.

The Company’s payment processors have established routine reserve accounts to secure the performance of the Company’s obligations under its service agreements, which is standard practice within the payment processing industry. These reserve accounts withhold a small percentage of the Company’s sales in a segregated account in the form of a six-month rolling reserve. The funds that are withheld each month are returned to the Company on a monthly basis after six months of being held in the reserve account and any remaining funds will be returned to the Company 90 to 180 days following termination of such agreements. These funds are classified as credit card holdback receivables and totaled $165,853 and $648,759 on December 31, 2015 and December 31, 2014, respectively.

We generate advertising revenue from advertising agreements with third parties. We recognize advertising revenue from these agreements ratably over the term of the agreement.

Cost of revenue

Cost of revenue consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in data center and customer care functions, credit card processing fees, hosting fees, and data center rent and bandwidth costs.

Sales and marketing

Sales and marketing expense consists primarily of advertising expenditures and compensation (including stock-based compensation) and other employee-related costs for personnel engaged in sales, and sales support functions. Sales and marketing spend includes online marketing, including fees paid to search engines, and offline marketing, which is primarily partner-related payments to those who direct traffic to our brands. Total advertising expense for the year ended December 31, 2015 was $5,049,494, as compared to $5,158,003 for the year ended December 31, 2014.

For the year ended December 31, 2015, advertising expense for FirstMet and The Grade was $4,866,392 and $183,102, respectively. For the year ended December 31, 2014, advertising expense for FirstMet and The Grade was $5,143,795 and $14,208, respectively.

Product development

Product development expense consists primarily of compensation (including stock-based compensation) and other employee-related costs that are not capitalized for personnel engaged in the design, development, testing and enhancement of product offerings and related technology.

The Company has adopted the provisions of ASC No. 350, Intangibles – Goodwill & Other.  Costs incurred in the planning stage of a website are expensed as research and development expenses while costs incurred in the development stage are capitalized and amortized over the life of the asset, estimated to be three years.  The Company did not capitalize any research and development expenses during the years ended December 31, 2015 and 2014.

General and administrative

General and administrative expense consists primarily of compensation (including stock-based compensation) and other employee-related costs for personnel engaged in executive management, finance, legal, tax, human resources, and facilities costs and fees for professional services. General and administrative also includes depreciation of fixed assets such as computers, and furniture and fixtures.

Business Segments

The Company operates in one reportable segment, and management assesses the Company’s financial performance and makes operating decisions based on a single operating unit.

F-8

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The Company accounts for income taxes using the asset and liability method prescribed by ASC No. 740, Income Taxes.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carry forwards. Deferred taxes are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in results of operations in the period that includes the enactment date.

Each reporting period, the Company assesses whether its deferred tax assets are more-likely-than-not realizable, in determining whether it is necessary to record a valuation allowance.  This includes evaluating both positive (e.g., sources of taxable income) and negative (e.g., recent historical losses) evidence that could impact the realizability of the Company's deferred tax assets.

The Company recognizes the impact of an uncertain tax position in its financial statements if, in management's judgment, the position is more-likely-than-not sustainable upon audit based on the position's technical merits. This involves the identification of potential uncertain tax positions, the evaluation of applicable tax laws and an assessment of whether a liability for uncertain tax positions is necessary.  Different conclusions reached in this assessment can have a material impact on our consolidated financial statements.  Currently, the Company has no uncertain tax positions. The Company includes interest and penalties as a component of income tax on the consolidated statements of operations and had no interest or penalties for 2015 or 2014.

Stock-Based Compensation

In accordance with ASC No. 718, Compensation – Stock Compensation (“ASC 718”), the Company measures the compensation costs of stock-based compensation arrangements based on the grant date fair value of granted instruments and recognizes the costs in the financial statements over the period during which employees are required to provide services.  Stock-based compensation arrangements include stock options and restricted stock awards.

Equity instruments (“instruments”) issued to non-employees are recorded on the basis of the fair value of the instruments, as required by ASC 718.  ASC No. 505, Equity Based Payments to Non-Employees (“ASC 505”), defines the measurement date and recognition period for such instruments.  In general, the measurement date is (a) when a performance commitment, as defined, is reached or (b) when the earlier of (i) the non-employee performance is complete and (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505.

The fair value of each option granted under the Company's Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”) was estimated using the Black-Scholes option-pricing model (see Note 13 for further details).  Using this model, fair value is calculated based on assumptions with respect to the (i) expected volatility of the Company's common stock price, (ii) expected life of the award, which for options is the period of time over which employees and non-employees are expected to hold their options prior to exercise, (iii) expected dividend yield on the Company's common stock, and (iv) a risk-free interest rate, which is based on quoted U.S. Treasury rates for securities with maturities approximating the expected term.  Expected volatility is estimated based on the Company's historical volatilities.  The expected life of options has been determined using the "simplified" method as prescribed by Staff Accounting Bulletin (“SAB”) No. 110, an amendment to SAB No. 107, which uses the midpoint between the vesting date and the end of the contractual term.  The expected dividend yield is zero as the Company has never paid dividends and does not currently anticipate paying dividends in the foreseeable future.

Net Loss Per Share

Basic net loss per common share is determined using the two-class method and is computed by dividing net loss by the weighted-average number of common shares outstanding during the period as defined by ASC No. 260,  Earnings Per Share.  The two-class method is an earnings allocation formula that determines income (loss) per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings.  The two-class method treats a participating security as having rights to earnings that otherwise would have been available to common shareholders.  According to the contractual terms of participating securities, such securities do not participate in losses.

Diluted net loss per common share reflects the more dilutive earnings per share amount calculated using the treasury stock method or the two-class method, taking into account any potentially dilutive shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of stock options and unvested shares of restricted common stock (using the treasury stock method).  To the extent stock options, stock equivalents and warrants are antidilutive, they are excluded from the calculation of diluted income per share.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.  Cash and cash equivalents consist of cash on deposit with banks and money market funds. The Company maintains cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and periodically evaluates the credit worthiness of the financial institutions and has determined the credit exposure to be negligible.

F-9

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments

The Company follows ASC 325-20, Cost Method Investments (“ASC 325-20”), to account for its ownership interest in noncontrolled entities. Under ASC 325-20, equity securities that do not have readily determinable fair values (i.e., non-marketable equity securities) and are not required to be accounted for under the equity method are typically carried at cost (i.e., cost method investments). Investments of this nature are initially recorded at cost. Income is recorded for dividends received that are distributed from net accumulated earnings of the noncontrolled entity subsequent to the date of investment. Dividends received in excess of earnings subsequent to the date of investment are considered a return of investment and are recorded as reductions in the cost of the investment. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred.

Reclassification

Certain prior period amounts have been reclassified for comparative purposes to conform to the fiscal 2015 presentation. These reclassifications have no impact on the previously reported net loss.

Fair Value of Financial Instruments

The carrying amounts of the Company's cash and cash equivalents, accounts receivable, credit card holdback receivable, prepaid expenses, accounts payable, accrued expenses and deferred revenue, approximate fair value due to the short-term nature of these instruments.

Receivables

On December 31, 2015, the Company had accounts receivable from payment processors in the amount of $262,015, as compared to $263,661 on December 31, 2014. The settlement of credit card sales by payment processors typically occurs several days after the date of the charge, and we generally receive payments from mobile payment processors and advertising networks on a monthly basis.

The Company has an additional reserve for potential credit card chargebacks based on historical experience and knowledge of the industry.  The Company reserved $55,468 and $42,533 for potential future credit card chargebacks as of December 31, 2015 and 2014, respectively.

Furniture, Fixtures and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of those assets, as follows:

Computers and office equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Repairs and maintenance costs are expensed as incurred.

The Company's long-lived assets primarily consist of computer and office equipment and software, furniture and fixtures and leasehold improvements, which are subject to depreciation over the useful life of the asset.  Long-lived assets are evaluated for recoverability whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired.  In evaluating an asset for recoverability, the Company estimates the future cash flow expected to result from the use of the asset and eventual disposition.  If the expected future undiscounted cash flow is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized.  No impairments were recorded on long-lived assets for the periods presented in these consolidated financial statements.

F-10

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets, Net

The Company’s intangible assets, net represents definite-lived intangible assets, which are being amortized on a straight-line basis over their estimated useful lives as follows:

Software and website costs	3 years
AYI.com domain name	15 years
FirstMet.com domain name	15 years

No impairments were recorded on intangible assets and no impairment indicators were noted for the periods presented in these consolidated financial statements.

Recently Adopted Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-03 (“ASU 2015-03”), Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This standard amends the existing guidance to require that debt issuance costs be presented in the balance sheet as a deduction from the carrying amount of the related debt liability instead of as a deferred charge. ASU 2015-03 is effective on a retrospective basis for annual and interim reporting periods beginning after December 15, 2015, but early adoption is permitted. We have elected to early-adopt ASU 2015-03 and, as a result, recorded the $314,249 of offering costs incurred in connection with the issuance of the Note as a debt discount on the date the Note was issued that will be amortized over the term of the Note.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to continue as a Going Concern, which is included in Accounting Standards Codification 205, Presentation of Financial Statements. This update provides an explicit requirement for management to assess an entity's ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The amendments are effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The Company has not yet determined the effect of the adoption of this standard and it is expected to have a material impact on the Company’s financial position and results of operations.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”),  which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective beginning in the first quarter of 2019. Early adoption of ASU 2016-02 is permitted. The new standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting ASU 2016-02 on our consolidated financial statements.

4. Accounts Receivable, Net

Accounts receivable, net consisted of the following as of December 31, 2015 and December 31, 2014:

	December 31,	December 31,
	2015	2014

Accounts receivable	$262,015	$263,661
Less: reserve for future chargebacks	(55,468)	(42,533)
Total accounts receivable, net	$206,547	$221,128

F-11

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Credit card payments for subscriptions and micro-transactions typically settle several days after the date of purchase. The amount of unsettled transactions due from credit card payment processors as reported under accounts receivable on the Company’s Consolidated Balance Sheet was $147,582 as of December 31, 2015, as compared to $135,535 as of December 31, 2014. The amount of accounts receivable due from Apple Inc. was $76,074, or 36.8% of the Company’s accounts receivable, as of December 31, 2015, compared to $116,427, or 52.6% of the Company’s accounts receivable, as of December 31, 2014.

5. Security Deposits

In October 2014, the Company issued a $135,000 security deposit which replaced the previous letter of credit as part of the new capital lease obligations for equipment with Hewlett Packard Financial Services Company (“HP”). In November 2015, HP returned $60,000 of the security deposit. The Company recorded $75,000 and $135,000 under long-term security deposits on its Consolidated Balance Sheet as of December 31, 2015 and December 31, 2014, respectively.

In February 2015, the Company issued $200,659 as a security deposit as part of a new office rent lease (see Note 14). The Company recorded the $200,659 under long-term security deposits on its Consolidated Balance Sheet as of December 31, 2015.

In November 2015, the Company issued $3,751 as a security deposit as part of the Company’s new data center. The Company recorded the $3,751 under long-term security deposits on its Consolidated Balance Sheet as of December 31, 2015.

6. Fair Value Measurements

The fair value framework under the FASB’s guidance requires the categorization of assets and liabilities into three levels based upon the assumptions used to measure the assets or liabilities.  Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, would generally require significant management judgment.  The three levels for categorizing assets and liabilities under the fair value measurement requirements are as follows:

●	Level 1: Fair value measurement of the asset or liability using observable inputs such as quoted prices in active markets for identical assets or liabilities;

●

Level 2:  Fair value measurement of the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

●	Level 3: Fair value measurement of the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

The following table summarizes the liabilities measured at fair value on a recurring basis as of December 31, 2015:

	Level 1	Level 2	Level 3	Total
LIABILITIES:
Warrant liabilities	$-	$-	$273,425	$273,425
Compound embedded derivative	-	-	200,000	200,000
Total derivative liabilities	$-	$-	$473,425	$473,425

The following table summarizes the liabilities measured at fair value on a recurring basis as of December 31, 2014:

	Level 1	Level 2	Level 3	Total
LIABILITIES:
Warrant liability	$-	$-	$23,425	$23,425
Total derivative liability	$-	$-	$23,425	$23,425

F-12

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, who report to the Chief Financial Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Chief Financial Officer.

Level 3 Valuation Techniques:

Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company deems financial instruments which do not have fixed settlement provisions to be derivative instruments. The common stock purchase warrants and the conversion feature embedded in the Note do not have fixed settlement provisions because their exercise prices may be lowered if the Company issues securities at a lower price in the future. In addition, the Company issued warrants to purchase common stock in January 2011 in conjunction with an equity financing.  In accordance with ASC Topic 480, Distinguishing Liabilities from Equity, the fair value of these warrants is classified as a liability on the Company’s Consolidated Balance Sheets because, according to the terms of the warrants, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders. In addition, the Company entered into an Advisory Services Agreement (the “Advisory Agreement”), dated as of February 13, 2015, by and between the Company and Sigma Capital Advisors, LLC (“Sigma”), that contains certain provisions whereby the Company will be required to make certain make-whole cash payments to the holder of the Note payable upon the occurrence of certain future events, as more fully described in Note 10. Such instruments do not have fixed settlement provisions and have also been recorded as derivative liabilities. Corresponding changes in the fair value of the derivative liabilities are recognized in earnings on the Company’s Consolidated Statements of Operations in each subsequent period.

The Company’s derivative liabilities are carried at fair value and were classified as Level 3 in the fair value hierarchy due to the use of significant unobservable inputs. In order to calculate fair value, the Company uses a custom model developed with the assistance of an independent third-party valuation expert. This model calculates the fair value of the warrant derivative liabilities at each measurement date using a Monte-Carlo style simulation, as the value of certain features of the warrant derivative liabilities would not be captured by the standard Black-Scholes model. A significant increase in the volatility and/or stock price of the Company would, in isolation, result in significantly higher fair value.

The following table summarizes the values of certain assumptions used by the Company to estimate the fair value of the warrant liabilities as of December 31, 2015 and December 31, 2014:

	December 31,	December 31,
	2015	2014

Stock price	$0.08	$0.20
Weighted average strike price	$0.64	$2.50
Remaining contractual term (years)	4.12	1.1
Volatility	95.0%	125.7%
Risk-free rate	1.54%	0.3%
Dividend yield	0.0%	0.0%

The following table summarizes the values of certain assumptions used by the Company to estimate the fair value of the compound embedded derivative as of December 31, 2015:

December 31,
2015

Stock price	$0.08
Strike price	$0.20
Remaining contractual term (years)	1.12
Volatility	95.0%
Risk-free rate	0.7%
Dividend yield	0.0%

F-13

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Years Ended
	December 31,
	2015	2014
Beginning balance	$23,425	$140,550
Fair value of derivatives issued	2,090,000	-
Change in fair value of derivative liabilities	(1,640,000)	(117,125)
Ending balance	$473,425	$23,425

7. Cost-Method Investment

On January 31, 2013, the Company entered into a subscription agreement with Darrell Lerner and DCL Ventures, Inc. (“DCL”) in connection with Mr. Lerner’s separation from the Company. Pursuant to this agreement, the Company has made multiple investments in DCL by purchasing (i) 50,000 shares of DCL’s common stock for an aggregate purchase price of $50,000 in April 2013, (ii) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in July 2013, (iii) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in October 2013, (iv) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in January 2014, (v) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in April 2014, (vi) 25,000 shares of DCL’s common stock for an aggregate price of $25,000 in July 2014 and (vii) 25,000 shares of DCL’s common stock for an aggregate price of $25,000 in September 2014. These nonmarketable securities have been recorded in “Investments” on the Company’s Consolidated Balance Sheet measured on a cost basis.

As of December 31, 2015, the aggregate carrying amount of the Company’s cost-method investment in DCL, which was a non-controlled related party entity, was $200,000. The Company assesses all cost-method investments for impairment quarterly. No impairment loss was recorded during the year ended December 31, 2015. The Company does not reassess the fair value of cost-method investments if there are no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investments (See Note 16).

8. Fixed Assets and Intangible Assets, Net

Fixed assets and intangible assets, net consisted of the following on December 31, 2015 and December 31, 2014:

	December 31,	December 31,
	2015	2014
Computer equipment	$260,355	$256,610
Furniture and fixtures	98,160	142,856
Leasehold improvements	21,026	382,376
Software	10,968	10,968
Website domain name	139,025	124,938
Website costs	40,500	40,500
Equipment under capital leases	218,605	218,605
Total fixed assets and intangible assets	788,639	1,176,853
Less: Accumulated depreciation and amortization	(401,022)	(613,730)
Total fixed assets and intangible assets, net	$387,617	$563,123

Depreciation and amortization expense for the year ended December 31, 2015 was $167,161, as compared to $181,675 for the year ended December 31, 2014. The Company only holds fixed assets in the United States.

As of December 31, 2015 and 2014, the Company held equipment under capital leases in the gross amount of $218,605 net of accumulated amortization of $80,647 and $7,779, respectively. Amortization expense for the capital leases for the year ended December 31, 2015 was $72,868, as compared to $7,779 for the year ended December 31, 2014.

During March 2015, the Company disposed of fixed assets, primarily consisting of leasehold improvements and furniture and fixtures, in connection with the relocation of the Company’s corporate headquarters. The net loss on the disposal of the fixed assets for the year ended December 31, 2015 was $79,628.

Amortization expense to be recorded as it relates solely to the Company’s intangible assets as of December 31, 2015 is approximately $8,390 per year through 2024.

9. Notes Receivable

As of December 31, 2015, the Company had notes receivable due in the aggregate amount of $81,123 from two former employees.  The employees issued the notes to the Company since the Company paid taxes for stock-based compensation on these employees’ behalf in 2011 and 2012.  The outstanding amounts under the notes are secured by pledged stock certificates and are due at various times during 2021-2023.  Interest accrues on these notes at rates ranging from 2.80% to 3.57% per annum.

F-14

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Income Taxes

The income tax provision (benefit) consists of the following:

	For The Years Ended
	December 31,
	2015	2014
Federal:
Current	$-	$-
Deferred	(434,364)	(588,940)

State and local:
Current	-	-
Deferred	(22,664)	(5,949)
	(457,028)	(594,889)
Change in valuation allowance	457,028	594,889
Income tax provision (benefit)	$-	$-

Significant components of the Company's deferred tax assets and liabilities are as follows:

	Years Ended December 31,
	2015	2014
Deferred Tax Liability:
Furniture, fixtures, equipment and intangibles	$(18,784)	$(32,089)
Other	-	(27,258)
Warrants	(1,055,849)	(1,039,489)
Debt discount	(424,920)	-
Deferred Tax Assets:
Stock options for services	1,684,668	1,275,925
Net operating loss carry-forward	4,765,793	4,510,554
Derivative liabilities	171,716	-
Reserve for future charge backs and other	50,356	28,309
Valuation allowance	(5,172,980)	(4,715,952)
Net deferred tax assets (liabilities)	$-	$-

Due to uncertainties regarding benefits and utilization of the total deferred tax assets, a valuation allowance of $5,172,980 has been recorded. The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. The valuation allowance on our total deferred asset increased by $457,028 from 2014 to 2015.  On December 31, 2015, the Company had U.S. federal tax net operating loss (“NOL”) carry-forwards of $13,322,521, which will expire between 2030 and 2035.

The deferred tax liability results primarily from the use of accelerated methods of depreciation of equipment for tax purposes and the fluctuation of the fair market value of warrants.

A reconciliation from the federal income tax provision from continuing operations at the statutory rate to the effective rate is as follows:

	Years Ended December 31,
	2015	2014
Federal income tax benefit at statutory rate	$(441,270)	$(580,257)
Increase (decrease) in income taxes resulting from:
State and local income taxes	(22,667)	204,366
Change in deferred tax asset valuation allowance	457,028	367,359
Non-deductible expenses and other	6,909	8,532
Income Tax Expense	$-	$-

The Company files U.S. federal income tax returns, as well as income tax returns for New York State, and New York City.  The following years remain open for possible examination:  2009 through 2014.

F-15

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following on December 31, 2015 and December 31, 2014:

	December 31,	December 31,
	2015	2014

Compensation and benefits	$176,410	$360,515
Deferred rent	-	10,877
Professional fees	102,200	254,807
Repayment of advertising agreement advance	-	329,165
Other accrued expenses	88,408	107,472
Total accrued expenses and other current liabilities	$367,018	$1,062,836

12. Notes and Convertible Note Payable

Notes Payable

On April 24, 2014, the Company issued a promissory note in the amount of $300,000 to a related party, Clifford Lerner, President of The Grade and the Chairman of the Company’s Board of Directors. The promissory note was originally due and payable on January 24, 2015, but was subsequently amended to extend its maturity for an additional nine months and was due and payable on October 24, 2015 and bore interest at the rate of nine percent (9%) per annum. On March 25, 2015, the promissory note was repaid in full. Interest expense for the year ended December 31, 2015 was $1,844, as compared to $18,516 for the year ended December 31, 2014.

On May 20, 2014, the Company issued a promissory note in the amount of $100,000 and a warrant to purchase 25,000 shares of its common stock to Thomas Carrella. The promissory note was due and payable on February 20, 2015 and bore interest at the rate of fifteen percent (15%) per annum. The Company calculated the fair value of the warrant using Black-Scholes option pricing model and recorded $4,750 of deferred financing costs related to the issuance of the warrant that were amortized over the term of the promissory note. On February 20, 2015, the promissory note was repaid in full. Interest expense for the year ended December 31, 2015 was $2,029, as compared to $9,221 for the year ended December 31, 2014.

Securities Purchase Agreement

On February 13, 2015, pursuant to the Securities Purchase Agreement, the Company closed a private placement of debt and equity securities for aggregate gross proceeds of $3,000,000. In connection with the Securities Purchase Agreement, the Company issued Sigma II (i) 350,000 shares of the Company’s common stock, (ii) the Note in the aggregate principal amount of $3,000,000 and (iii) a warrant to purchase up to 10,500,000 shares of the Company’s common stock. The Company incurred financing costs of $314,249 in connection with the Securities Purchase Agreement that will be amortized over the term of the Note. Amortization for the deferred financing cost was $138,614 for the year ended December 31, 2015.

The Note bears interest at a rate of 12% per annum and matures on the earlier of February 13, 2017 or a change in control. During any time while the Note is outstanding, the outstanding principal balance of the Note, together with all accrued and unpaid interest, is convertible into shares of the Company’s common stock at the option of Sigma II at a conversion price of $0.20 per share, subject to certain adjustments, including reset adjustments to the conversion price if the Company issues securities at lower prices in the future, as disclosed in Note 5. The Company’s obligations under the Note are secured by a first priority lien on all of its assets and property. The Note is also secured by up to 65% of the outstanding capital stock and other equity interests of Snap Mobile Limited, the Company’s wholly owned subsidiary. Snap Mobile Limited is also a guarantor of the Note. An event of default under the Note includes, among other things, (i) the Company’s failure to pay any amounts due and payable when and as required, (ii) failure of a representation or warranty made by the Company to be correct and accurate when made, (iii) the institution of bankruptcy or similar proceedings against the Company and (iv) the Company’s inability to pay debts as they become due. The Note also requires the Company to maintain an aggregate cash balance of $1,350,000 in its bank accounts or it will be required to make partial prepayments on the Note. If the Company fails to maintain this aggregate cash balance in its bank accounts for a thirty day period, it is required to make a $125,000 prepayment on the Note. For each subsequent calendar month that the aggregate cash balance in the Company’s bank accounts does not equal or exceed $1,500,000, the Company must make an additional $125,000 prepayment on the Note.

The Note contains a compound embedded derivative consisting of an embedded conversion feature and interest make-whole provisions and was accounted for as a derivative liability with an aggregate fair value of $950,000. In addition, the fair value of the warrants was $798,000 and was also required to be accounted for as a derivative liability. Both instruments were also recorded as debt discounts on the date the Note was issued. The Company is amortizing the debt discount using the effective interest method over the life of the Note, which is two years. Contractual interest expense under the Note incurred for year ended December 31, 2015 was $316,000, respectively.

F-16

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Simultaneously with the closing of the private placement, the Company entered into the Advisory Agreement with Sigma pursuant to which Sigma agreed to provide the Company with certain advisory and consulting services. In connection with the Advisory Agreement, the Company issued Sigma 150,000 shares of the Company’s common stock and a warrant to purchase up to 4,500,000 shares of the Company’s common stock. Both the shares of common stock and the warrant issued were fully vested and non-forfeitable on the date that the Advisory Agreement was entered into. Based on the terms of the Advisory Agreement and the criteria outlined in ASC 505-50, Equity-Based Payments to Non-Employees, the Company determined that the common stock and warrants issued were additional consideration provided to Sigma in connection with the issuance of the Note. As a result, the Company recorded the grant date fair value of the common stock and warrants of $30,000 and $342,000, respectively, as debt discounts on the accompanying Consolidated Balance Sheet.

In addition to the issuance of common stock and warrants under the Advisory Agreement, the Company also agreed to pay Sigma a monthly advisory fee of $10,000, up to an aggregate limit of $240,000, subject to certain exceptions, over the life of the Note (the “Cash Payment”). If the Company were to prepay the Note or the repayment of the Note was accelerated for certain reasons, the Company would still be required to remit either a portion or the full amount of the Cash Payment. The Company also agreed to pay Sigma a cash payment of $150,000 if the Company effectuates a dilutive issuance (as defined) while the Note is outstanding (the “Dilutive Cash Payment”). The Company determined that, based on the make-whole features associated with the Cash Payment and the contingent make-whole features associated with the Dilutive Cash Payment, that these payments are required to be treated as derivative instruments in accordance with ASC 815. The fair value of these instruments was included in the value of the compound embedded derivative discussed above.

Amortization expense relating to the aggregate debt discounts for the year ended December 31, 2015 was $932,219, which is included as interest expense on the accompanying Consolidated Statements of Operations. The effective interest rate under the Note for the year ended December 31, 2015 was 52%.

13. Stock-Based Compensation

The Snap Interactive, Inc. Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”) permits the Company to award stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, shares of performance stock, dividend equivalent rights, and other stock-based awards and cash-based incentive awards to its employees (including an employee who is also a director or officer under certain circumstances), non-employee directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards under the Plan is 7,500,000 shares, 100% of which may be issued pursuant to incentive stock options. As of December 31, 2015, there were 1,347,797 shares available for future issuance under the Plan.

Stock Options

The following table summarizes the assumptions used in the Black-Scholes pricing model to estimate the fair value of the options granted during the year ended December 31, 2015:

	Years Ended
	December 31, 2015	December 31, 2014
Expected volatility	176.5%	199.8%
Expected life of option	5.80	6.23
Risk free interest rate	1.6%	1.9%
Expected dividend yield	0.0%	0.0%

The following table summarizes stock option activity for the year ended December 31, 2015:

	Number of Options	Weighted Average Exercise Price
Stock Options:
Outstanding on January 1, 2015	3,808,253	$0.55
Granted	3,993,300	0.10
Expired or canceled	(1,080,000)	0.29
Forfeited	(544,350)	0.30
Outstanding on December 31, 2015	6,177,203	0.33
Exercisable on December 31, 2015	2,466,423	0.66

F-17

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 13, 2015, the Company entered into an option cancellation and release agreement with three employees, pursuant to which each of the parties agreed to cancel outstanding options to purchase an aggregate of 1,040,000 shares of common stock of the Company at exercise prices ranging from $0.27 per share to $0.40 per share.  In exchange for the cancellation of the options, the Company granted the employees replacement options to purchase an aggregate of 1,040,000 shares of common stock of the Company at an exercise price of $0.08 per share. The incremental expense for the exchange was $15,175, of which $5,038 is included in stock-based compensation for the year ended December 31, 2015.

On December 31, 2015, the aggregate intrinsic value of stock options that were outstanding and exercisable was $200 and $0, respectively.  On December 31, 2014, the aggregate intrinsic value of stock options that were outstanding and exercisable was $0, respectively. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the fair value of such awards as of the period-end date. The aggregate fair value for the options granted during the year ended December 31, 2015 was $322,639, as compared to $812,169 during the year ended December 31, 2014.

Stock-based compensation expense relating to stock options for year ended December 31, 2015 was $205,601, as compared to $140,728 for the year ended December 31, 2014. The Company estimates potential forfeitures of stock awards and adjusts recorded stock-based compensation expense accordingly.  The estimate of forfeitures is adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates.  Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock-based compensation expense that is recognized in future periods. The disclosure forfeiture rate for the year ended December 31, 2015 was 37.0%.

On December 31, 2015, there was $423,160 of total unrecognized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 6.08 years.

Restricted Stock Awards

The following table summarizes restricted stock award activity for the year ended December 31, 2015:

	Number of RSAs	Weighted Average Grant Date Fair Value
Restricted Stock Awards:
Outstanding on January 1, 2015	10,325,000	$0.56
Vested	-	-
Forfeited, during the period	-	-
Outstanding on December 31, 2015	10,325,000	$0.56

On December 31, 2015, there was $2,550,209 of total unrecognized compensation expense related to unvested restricted stock awards, which is expected to be recognized over a weighted average period of 3.49 years.

Stock-based compensation expense relating to restricted stock awards for the year ended December 31, 2015 was $880,829, as compared to $899,856 for the year ended December 31, 2014.

F-18

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-employee restricted stock award activity described below is also included in total restricted stock award activity summarized on the previous table.  The following table summarizes non-employee restricted stock award activity for the year ended December 31, 2015:

	Number of RSAs	Weighted Average Grant Date Fair Value
Non-Employee Restricted Stock Awards:
Outstanding on January 1, 2015	1,075,000	$0.42
Vested	-	-
Outstanding on December 31, 2015	1,075,000	$0.42

On December 31, 2015, there was $77,136 of total unrecognized stock-based compensation expense related to non-employee unvested restricted stock awards, which is expected to be recognized over a weighted average period of 6.36 years.

Stock-based compensation expense relating to non-employee restricted stock awards for the year ended December 31, 2015 was ($44,229), as compared to $20,211 for the year ended December 31, 2014.

14. Common Stock Warrants

The following table summarizes warrant activity for the year ended December 31, 2015:

	Number of Warrants	Weighted Average Exercise Price
Stock Warrants:
Outstanding on January 1, 2015	2,367,500	$2.48
Granted	15,000,000	0.35
Exercised	-	-
Forfeited	-	-
Outstanding on December 31, 2015	17,367,500	0.64
Warrants exercisable on December 31, 2015	17,367,500	$0.64

F-19

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Loss Per Share of Common Stock

Basic loss per share of common stock is computed based upon the number of weighted average shares of common stock outstanding as defined by ASC Topic 260, Earnings Per Share. Diluted loss per share of common stock includes the dilutive effects of stock options, warrants and stock equivalents. To the extent stock options, stock equivalents, shares underlying the Note and warrants are antidilutive, they are excluded from the calculation of diluted net loss per share of common stock. For the year ended December 31, 2015, 48,869,703 shares issuable upon the conversion of the Note payable, the exercise of stock options and warrants, and unvested restricted stock awards were not included in the computation of diluted loss per share because their inclusion would be antidilutive. For the year ended December 31, 2014, 16,500,753 shares issuable upon the exercise of stock options and warrants were not included in the computation of diluted loss per share because their inclusion would have been antidilutive.

16. Commitments and Contingencies

Operating Lease Agreements

During 2013, the Company entered into a two-year service agreement with Equinix Operating Co., Inc. (“Equinix”) whereby Equinix agreed to provide certain products and services to the Company from January 2013 to January 2015. Pursuant to the service agreement, the Company agreed to pay monthly recurring fees in the amount of $8,450 and certain nonrecurring fees in the amount of $9,700. The agreement automatically renews for additional twelve month terms unless earlier terminated by either party. Hosting expense under this lease for the year ended December 31, 2015 was $179,700, as compared to $177,110 for the year ended December 31, 2014. On November 2, 2015, the Company gave 90-days’ notice to Equinix to terminate the operating lease agreement. The lease subsequently ended on January 31, 2016.

On February 4, 2015, the Company entered into a lease for office space located at 320 W 37th Street, 13th Floor, New York, NY 10018 and paid a security deposit in the amount of $200,659. The term of the lease runs until March 4, 2022. The Company’s monthly office rent payments under the lease are currently approximately $26,000 per month and escalate on an annual basis for each year of the term of the lease thereafter. The Company accounts for rent expense using the straight line method of accounting, deferring the difference between actual rent due and the straight line amount. Rent expense under this lease for the year ended December 31, 2015 was $275,171.

On December 31, 2015, future minimum payments under non-cancelable operating leases were as follows:

Year	Amount
2016	308,513
2017	317,768
2018	343,311
2019	356,813
2020	367,517
Thereafter	441,941
Total	$2,135,863

F-20

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capital Lease Agreements

In October 2014, two HP lease agreements were canceled due to price negotiations and we entered into two new three-year lease agreements with HP for equipment and certain financed items. In December 2014, we cancelled our remaining operating lease agreements and entered into two additional three-year capital lease agreements with notes. The Company recognized these leases on its Consolidated Balance Sheets under capitalized lease obligations. Amortization for equipment under capital leases was $72,868 for the year ended December 31, 2015, as compared to $7,779 for the year ended December 31, 2014. Rent payments for equipment under capital leases were $90,936 for the year ended December 31, 2015, as compared to $7,578 for the year ended December 31, 2014.

On December 31, 2015, future minimum payments under non-cancelable capital leases were as follows:

Year	Amount
2016	90,936
2017	81,228
Total	$172,164

17. Related Party Transactions

On January 31, 2013, the Company entered into a subscription agreement with Darrell Lerner and DCL in connection with his separation from the Company. Pursuant to this agreement, the Company purchased (i) 50,000 shares of DCL’s common stock for an aggregate purchase price of $50,000 in April 2013, (ii) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in July 2013, (iii) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in October 2013, (iv) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in January 2014, (v) 25,000 shares of DCL’s common stock for an aggregate purchase price of $25,000 in April 2014, (vi) 25,000 shares of DCL’s common stock for an aggregate price of $25,000 in July 2014 and (vii) 25,000 shares of DCL’s common stock for an aggregate price of $25,000 in September 2014. These nonmarketable securities have been recorded in “Investments” on the Company’s Consolidated Balance Sheet measured on a cost basis.

On January 31, 2013, the Company entered into a consulting agreement with Darrell Lerner, pursuant to which Mr. Lerner agreed to serve as a consultant to the Company for an initial term of three years, beginning on February 1, 2013 (the “Effective Date”). The agreement was subsequently amended to provide for automatically renewing one-year terms unless either party provides written notice of non-renewal. Pursuant to the agreement, Mr. Lerner agreed to assist and advise the Company on legal, financial and other matters for which he has knowledge that pertains to the Company, as the Company reasonably requests. As compensation for his services, the Company agreed to pay Mr. Lerner a monthly fee of $25,000 for the initial two year period of the agreement and a monthly fee of $5,000 for every month thereafter. The monthly payments under the agreement are conditioned upon Mr. Lerner’s compliance with a customary confidentiality covenant covering certain information concerning the Company, a covenant not to compete during the term of the agreement and for a period of one year following the termination of the agreement, a non-disparagement covenant regarding the Company and a non-solicitation covenant for a period of six months immediately following the later of the termination of the agreement or the end of the term of the agreement. Consulting expense under this agreement for the year ended December 31, 2015 was $80,034, as compared to $305,600 for the year ended December 31, 2014.

The Company or Mr. Lerner may terminate the agreement at any time without notice prior to or at the expiration of the term. If the Company terminates the agreement without “cause” (as defined in the agreement), the Company has agreed to (i) pay Mr. Lerner the amount of the unpaid monthly fees owed to Mr. Lerner for the period from the Effective Date to the two year anniversary of the Effective Date and (ii) take all commercially reasonably actions to cause (A) 325,000 shares of restricted common stock of the Company previously granted to Mr. Lerner, (B) 600,000 shares of restricted common stock of the Company previously granted to Mr. Lerner and (iii) 150,000 shares of restricted common stock of the Company granted to Mr. Lerner pursuant to the agreement, to be vested as of the date of such termination. Stock-based compensation expense relating to non-employee restricted stock awards for the year ended December 31, 2015 was ($44,229), as compared to $14,585 for the year ended December 31, 2014.

F-21

SNAP INTERACTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Subsequent Events

On January 31, 2016, the Company amended the consulting agreement with Darrell Lerner, pursuant to which the monthly fee owed to Mr. Lerner was reduced to $3,000 and the term of the agreement was set to automatically renew for successive one-year periods beginning on February 1, 2016 unless either party provides written notice of non-renewal.

On March 3, 2016, the Company amended its employment agreement with Alexander Harrington, dated as of February 28, 2014, as amended, to provide that Mr. Harrington’s annual incentive bonus for the year ended December 31, 2015 would be replaced with (i) a cash payment of $25,000 and (ii) the right to receive a stock option representing the right to purchase 50,000 shares of Snap’s common stock at an exercise price of $0.20 per share.

On March 3, 2016, the Company entered into a restricted stock cancellation and release agreement with Clifford Lerner, the Company’s President of the Grade, pursuant to which the Company cancelled a grant of 5,000,000 restricted shares of common stock awarded to Mr. Lerner on April 10, 2013 that would have vested 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant. Subsequently, on March 3, 2016, the Board of Directors awarded Mr. Lerner a replacement award of 5,000,000 restricted shares that vest 100% on the (10th) tenth anniversary of the date of grant, provided Mr. Lerner is providing services to the Company on such date.

In addition, on March 3, 2016, the Board of Directors awarded Mr. Lerner a stock option representing the right to purchase 50,000 shares of common stock at an exercise price of $0.20 per share, with the shares underlying such option vesting in four (4) equal annual installments on the first, second, third and fourth anniversary of the date of grant, provided that Mr. Lerner is providing services to the Company on such dates.

On March 3, 2016, the Board of Directors of the Company increased the size of the Board of Directors from four (4) members to five (5) members and appointed Judy Krandel to the Board of Directors, effective March 3, 2016. Ms. Krandel will serve as a director until the Company’s 2016 annual meeting of stockholders. Ms. Krandel has not been appointed to any committees of the Board of Directors at this time. Ms. Krandel is entitled to receive a cash fee for her service as a non-employee member of the Board of Directors and for her service on any committee of the Board of Directors of $15,000 and $2,500 per year, respectively. As additional consideration for her service, the Board of Directors awarded Ms. Krandel a stock option representing the right to purchase 100,000 shares of the Company’s common stock at an exercise price equal to $0.11 per share which was the fair market value of a share of common stock as of the close of market on March 3, 2016. The shares underlying the stock option will vest in three (3) equal annual installments on the first, second and third anniversaries of the date of grant, provided that Ms. Krandel is providing services to the Company on such dates.

Management has evaluated subsequent events or transactions occurring through the date the consolidated financial statements were issued and determined that no additional events or transactions are required to be disclosed herein.

F-22

SNAP INTERACTIVE, INC.

SNAP INTERACTIVE INC.

UP TO 1,775,000

SHARES OF COMMON STOCK

PROSPECTUS